Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

BY AND AMONG

UNION ACQUISITION CORP.

THE PRE-CLOSING UNION REPRESENTATIVE

AND

BIOCERES, INC.

DATED AS OF NOVEMBER 8, 2018

i

ii

iii

Exhibits

Exhibit A – Escrow Agreement
Exhibit B – Parent ROFR
Exhibit C – Form of Warrant
Exhibit D – Lock-Up Agreement
Exhibit E – Parent Joinder
Exhibit F – Rizobacter Call Option

Schedules

Schedule 2.5 – Closing Working Capital
Schedule 5.5 – Brokers
Schedule 6.1(b) – Conduct of Business of the Group Companies
Schedule 6.22(a) – Pre-Closing Reorganization Steps
Schedule 6.25(b)(i) – Internet Domain Name
Schedule 6.25(b)(ii) – Trademark Assignments
Schedule 6.26(a) – Remedial Actions
Schedule 6.26(b) – Notices and Acknowledgements

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of November 8, 2018, is made by and among UNION ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands (“Union”), Joseph J. Schena (the “Pre-Closing Union Representative”), solely in his capacity as representative of the holders of Union Ordinary Shares immediately prior to the Closing and their successors, and Bioceres, Inc., a Delaware corporation (“Bioceres”), and its successor. Union and Bioceres are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Union is a blank check company incorporated to acquire one or more operating businesses through a Business Combination (as defined herein);

WHEREAS, as of the date hereof, the public shareholders of Union and the Founders (as defined herein) own beneficially and of record one hundred percent (100%) of the issued and outstanding Union Ordinary Shares (as defined herein);

WHEREAS, after the consummation of the Pre-Closing Reorganization (as defined herein), Bioceres will own beneficially and of record (a) one hundred percent (100%) of the issued and outstanding equity securities (the “Company Shares”) of New Bioceres Inc., a Delaware corporation to be formed and to accede to this Agreement prior to the Closing Date (the “Company”) and (b) 87.2739% of the issued and outstanding equity securities (the “Bioceres Semillas Shares”) of Bioceres Semillas S.A. (“Bioceres Semillas”);

WHEREAS, Union desires to acquire the Company Shares and Bioceres Semillas Shares from Bioceres in exchange (the “Exchange”) for (a) newly issued Union Ordinary Shares and (b) warrants to purchase Union Ordinary Shares, subject to the terms and conditions set forth herein;

WHEREAS, in furtherance of the acquisition of the Company and of Bioceres Semillas by Union and in accordance with the terms hereof, Union shall provide holders of Public Shares (as defined herein) with the opportunity to elect to effect a Share Redemption (as defined herein); and

WHEREAS, the board of directors of Union (the “Union Board”) has, the board of directors of Bioceres has, and the sole member of Bioceres is anticipated to have, as of the Closing, approved and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1. Certain Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Union SEC Documents” has the meaning set forth in Section 5.10.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Ancillary Documents” means the Escrow Agreement, the Lock-Up Agreement, the Parent ROFR, the Parent Joinder and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Audited Combined Financial Statements” has the meaning set forth in Section 6.5(e).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Basket” has the meaning set forth in Section 9.4.

“Bioceres” has the meaning set forth in the introductory paragraph to this Agreement.

“Bioceres Designated Contact” means Gloria Montaron and such other Persons as Bioceres may designate in writing from time to time.

“Bioceres Fundamental Representation” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.12, Section 3.15, Section 3.16, Section 4.1, Section 4.2, Section 4.3 and Section 4.5.

“Bioceres Group” has the meaning set forth in Section 10.14(a)(ii).

“Bioceres Group Law Firms” has the meaning set forth in Section 10.14(a)(ii).

“Bioceres Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, financial condition, business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of Bioceres to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (c) changes in U.S. GAAP or IFRS (or in the interpretation thereof), (d) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any Law or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (e) any change that is generally applicable to the industries or markets in which the Group Companies operate, (f) the loss or departure of officers or other employees of the Group Companies (other than the loss or departure of Federico Trucco and Enrique Lopez Lecube) in connection with the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or (g) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with Union’s consent (but excluding effects resulting from the Closing), shall not be considered a Bioceres Material Adverse Effect; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, change, development or effect referred to above shall be taken into account in determining whether a Bioceres Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a materially disproportionate effect on the Group Companies taken as a whole compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Bioceres Options” has the meaning set forth in Section 2.1(d).

“Bioceres Privileged Communications” has the meaning set forth in Section 10.14(b).

“Bioceres Semillas” has the meaning set forth in the recitals to this Agreement.

“Bioceres Semillas Shares” has the meaning set forth in the recitals to this Agreement.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Buenos Aires, Argentina are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 2.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Exchange Shares” means the number of Exchange Shares less the number of Escrow Shares delivered to Bioceres at the Closing.

“Closing Working Capital” means (a) the Current Assets of the Group Companies, less (b) the Current Liabilities of the Group Companies, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Patents” has the meaning set forth in Section 3.12(h).

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated as of May 9, 2018, by and between Parent and Union.

“Consents” has the meaning set forth in Section 6.7(a).

“Contract” has the meaning set forth in Section 3.6(a).

“Copyrights” means all Registered and unregistered works of authorship, Software (in source code and object code), databases, specifications and related items, mask work rights, and all registrations and applications for registration of any of the foregoing.

“Current Assets” means total current assets as presented in the Audited Financial Statements as of the Closing Date minus the following accounts: (a) cash and cash equivalents; and (b) other financial assets.

“Current Employee” means any individual who is employed or engaged by any Group Company as an employee or leased employee as of the date hereof.

“Current Liabilities” means total current liabilities as presented in the Audited Financial Statements as of the Closing Date minus Indebtedness.

“Disclosure Schedule” has the meaning set forth in the first paragraph of ARTICLE 3.

“Disputed Amounts” has the meaning set forth in Section 2.6(e).

“Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all other retirement, bonus or incentive compensation, employment, share or stock option, restricted share or stock, share or stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe benefit or other employee benefit agreement, plan, policy and program in effect and covering one or more current or former employees, consultants, directors or shareholders of any Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored contributed to or required to be contributed to by any Group Company or under which any Group Company has or may have any Liability, but other than any Foreign Benefit Plan or Multiemployer Plan or any governmental or statutory program.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permit” means any authorization from a Governmental Entity, including a foreign government, required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement among Bioceres, Union, the Pre-Closing Union Representative and the Escrow Agent in the form of Exhibit A attached hereto.

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Escrow Release Date” has the meaning set forth in Section 2.4(b).

“Escrow Shares” has the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.5(a).

“Exchange” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” has the meaning set forth in Section 2.1(b)(i).

“Excluded Subsidiaries” means all subsidiaries of the Parent other than the Group Companies to be acquired by Union in connection with the transactions contemplated by this Agreement.

“Exclusivity Agreement” means that certain Offer No. 01/2018, dated August 7, 2018, made by Union and accepted by Bioceres as amended and supplemented from time to time.

“Export and Sanctions Regulations” has the meaning set forth in Section 3.19(b).

“Extraordinary General Meeting” has the meaning set forth in Section 6.6.

“FCPA” has the meaning set forth in Section 3.19(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each employee benefit plan maintained by any of the Group Companies for its employees located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity.

“Founders” means the Persons who, prior to the initial public offering of Union, were record owners of Union Ordinary Shares and/or other equity securities of Union.

“General Liability Cap” has the meaning set forth in Section 9.5(b).

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity and the shareholders agreements entered into in respect of any entity.

“Government Official” has the meaning set forth in Section 3.19(a).

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivisions, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal), including without limitation the SEC, the Argentine Comisión Nacional de Valores, and the Argentine Registro Público de Comercio or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, Bioceres Semillas, the Company and each of the Company’s direct and indirect Subsidiaries (whether existing as of the date of this Agreement or thereafter), including but not limited to (a) its direct subsidiaries (i) Verdeca LLC, (ii) RASA Holding LLC and (iii) Trigall Genetics S.A.; and (b) its indirect subsidiaries, (i) Rizobacter S.A. and (ii) Synertech Industrias S.A.

“Group Company Intellectual Property” has the meaning set forth in Section 3.12(c).

“Group Company Intellectual Property Licenses” has the meaning set forth in Section 3.12(i).

“Group Company Products” means all products, ingredients, treatments, traits or technologies tested, developed, commercialized, manufactured, produced, propagated, modified, customized, processed, distributed or sold by any Group Company.

“Group Company Tax” means any Tax, if and to the extent that any Group Company is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Group Company Tax Return” means any Tax Return relating to or inclusive of any Group Company or any Group Company Tax.

“Hazardous Substances” means any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“IFRS” means International Financing Reporting Standards as adopted by the International Accounting Standards Board.

“Inbound Licenses” has the meaning set forth in Section 3.12(h).

“Indebtedness” means, without duplication and with respect to any Group Company, (x) all (a) indebtedness for borrowed money, excluding discounted checks; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations that are required to be capitalized in accordance with IFRS; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions excluding duplication arising from any guarantee related to obligations included under (a) through (e); (g) guarantees made by any Group Company on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided that this clause (x) excludes Transaction Expenses; minus (y) (i) cash and cash equivalents and (ii) other financial assets.

“Indemnification Claim” has the meaning set forth in Section 9.3.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnitor” means the party that is required to provide indemnification pursuant to ARTICLE 9.

“Independent Accountant” has the meaning set forth in Section 2.6(e).

“Information Systems” has the meaning set forth in Section 3.12(r).

“Initial Holders” means the holders of Union Ordinary Shares immediately prior to the date of this Agreement, or their successors.

“Intellectual Property” means all Patents, Copyrights, Marks, Know-How, confidential information, and any other such intellectual property rights, in each case whether Registered or unregistered and including all applications for and the right to apply for, and renewals or extensions (for their full term) of, any such rights, and any similar or analogous rights anywhere worldwide.

“Interim Financial Statements” has the meaning set forth in Section 6.5(e).

“Know-How” means all clinical data, technical information, know-how, data and materials, including inventions (whether patentable or not), discoveries, Trade Secrets, specifications, instructions, processes, formulae, materials, cell banks and other cellular materials, expertise and other technology applicable to compounds, molecules, cell lines, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, and regulatory data rights, and instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Knowledge of Bioceres” means the actual knowledge of Federico Trucco, Enrique Lopez Lecube, Gloria Montaron, Jorge Wagner, Ricardo Yapur, Carlos Camargo de Colón and Gerónimo Watson after reasonable inquiry of the management level employees who have administrative or operational responsibility for the particular subject matter in question.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law(s)” means any law, treaty, writ, injunction, statute, code, order, ordinance, decree, rule, regulation or guideline of any Governmental Entity, including any final writ, judgment, verdict, decree, injunction, award or similar final order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including, for the avoidance of doubt, all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of any Group Company Intellectual Property.

“Lock-Up Agreement” has the meaning set forth in Section 2.7.

“Losses” has the meaning set forth in Section 9.2.

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Party Affiliates” has the meaning set forth in Section 10.7.

“Non-Recourse Party” means, with respect to a party, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“NYSE” means The New York Stock Exchange.

“Ordinary Course Customer Licenses” has the meaning set forth in Section 3.12(i).

“Outbound Licenses” has the meaning set forth in Section 3.12(i).

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Owned Intellectual Property” is any and all Group Company Intellectual Property owned or purported to be owned by a Group Company.

“Parent” means Bioceres S.A.

“Parent ROFR” means a right of first refusal substantially in the form of Exhibit B.

“Parent Joinder” has the meaning set forth in Section 6.23.

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Patents” means all patents and applications therefor, including all substitutions, provisional applications, continuations, divisionals, continuations-in-part, reexaminations, reissues, renewals, registrations, utility models, design patents and extensions (including supplemental protection certificates), and all counterparts and similar rights arising under the Laws of any jurisdiction.

“Pending Claims” has the meaning set forth in Section 2.4(b).

“Permits” has the meaning set forth in Section 3.9(a).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with any Group Company’s present uses or occupancy of such real property, and (d) Liens securing the obligations of the Group Companies under any credit facility, except where such Liens result in the violation of any agreement entered into with any Third Party (e.g. any shareholders’ agreement).

“Person” means an individual, partnership, exempted company, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(b).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 6.22(a).

“Pre-Closing Reorganization Consents” has the meaning set forth in Section 6.22(b).

“Pre-Closing Union Group Law Firms” has the meaning set forth in Section 10.14.

“Pre-Closing Union Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Proceeding” means any claim, action, suit, audit, arbitration, dispute, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Person, including without limitation any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Shares” means Union Ordinary Shares sold in connection with Union’s initial public offering, excluding Union Ordinary Shares held by the Founders.

“Record Date” has the meaning set forth in Section 6.5(b).

“Registered” with respect to any item of Intellectual Property, means such Intellectual Property to the extent issued by, filed with or recorded by any Governmental Entity; “registrable” has a correlative meaning.

“Registered Company Intellectual Property” means Owned Intellectual Property that has been Registered.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Union under the Securities Act with respect to the Exchange Shares and Union Warrants to be issued to Bioceres.

“Representatives” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(d).

“Review Period” has the meaning set forth in Section 2.6(c).

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Rizobacter” has the meaning set forth in Section 6.24.

“Rizobacter Call Option” has the meaning set forth in Section 6.24.

“Rizobacter Injunction” means, without duplication, any and all (a) Proceedings including any amendments to such Proceedings, (b) claims, (c) cross claims or (d) other claims, whether currently existing or asserted in the future, associated with, arising out of, or resulting from the shares of Rizobacter’s capital stock that are subject to an injunction (including but not limited to the dividends that, since October 19, 2016 have been and are being directed to a judicially created escrow account) as more fully described in Parent’s Registration Statement on Form F-1 filed with the SEC on January 8, 2018.

“Rizobacter Injunction Cap” has the meaning set forth in Section 9.5(b).

“Schedule” means any schedule attached to this Agreement, including the Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Redemption” means the election by a holder of Public Shares to redeem all or a portion of Public Shares held by such holder at a price equal to such holder’s pro rata share of the aggregate amount then on deposit in the Trust Account (net of Taxes payable), subject to the terms, conditions and limitations set forth in this Agreement and Union’s Governing Documents.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.6(d).

“Subsidiary” means, (a) with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body or (b) with respect to Bioceres, any Group Company. The term “Subsidiaries” has the meaning correlative to the foregoing.

“Survival Period” means the period beginning on the Closing Date and ending on the Escrow Release Date; provided, however, that the Survival Period for a breach of (a) a Bioceres Fundamental Representation (except for the representations and warranties in Section 3.15 (Tax Matters) which shall be governed by clause (b) hereof) shall mean the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date and (b) the representations and warranties in Section 3.15 (Tax Matters) shall mean the period beginning on the Closing Date and ending on the date that is ninety (90) days after expiration of the applicable statute of limitations (as it may be extended or waived).

“Target Working Capital” means seventy million U.S. Dollars (US$70,000,000).

“Tax” means any U.S. federal, state and local, and all non-U.S. taxes, including, without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, or withholding tax, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, form, declaration, report, claim for refund, information return, statement and similar items with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Term Sheet” means that certain Offer No. 02/2018, dated August 7, 2018, made by Union and accepted by Bioceres, Inc.

“Third Party” means any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Third Party Claim” means any claim for indemnification under Article IX arising from a claim of a Third Party (including any Governmental Entity).

“Trade Secrets” means information, including discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case to the extent such information is protectable as a trade secret under applicable Law.

“Transaction Expenses” means all fees and expenses of any of Union, Bioceres or any of the Group Companies incurred or payable as of the Closing and not paid prior to the Closing (a) in connection with the negotiation or consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Union, Bioceres or any of the Group Companies, (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of Union, Bioceres, or any Group Company at or after the Closing pursuant to any agreement to which any of the foregoing is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (c) any Taxes imposed in connection with the transfer of the Exchange Shares that are imposed on Union, Bioceres, the Company or Bioceres Semillas.

“Transaction Proposals” has the meaning set forth in Section 6.6.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at JPMorgan Chase Bank, N.A. (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by Union into which substantially all of the proceeds received by Union as a result of its initial public offering plus additional funds have been deposited for the benefit of Union’s public shareholders.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 27, 2018, between Union and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trustee” has the meaning set forth in the definition of Trust Account.

“Unaudited Combined Financial Statements” has the meaning set forth in Section 3.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Undisputed Amounts” has the meaning set forth in Section 2.6(e).

“Union” has the meaning set forth in the introductory paragraph to this Agreement.

“Union Articles” means the Amended and Restated Memorandum and Articles of Association of Union, dated February 27, 2018.

“Union Board” has the meaning set forth in the recitals to this Agreement.

“Union Designated Contact” means Kyle Bransfield and such other Persons as Union may designate in writing from time to time.

“Union Group” has the meaning set forth in Section 10.14.

“Union Indemnified Parties” has the meaning set forth in Section 9.2.

“Union Material Adverse Effect” means any event, circumstance, change, development or effect, individually or in the aggregate with all with all other events, circumstances, changes, developments or effects, has had a material adverse effect on the ability of Union to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Union Ordinary Share” means an ordinary share par value US$0.0001 in the share capital of Union.

“Union Privileged Communications” has the meaning set forth in Section 10.14(b).

“Union SEC Documents” has the meaning set forth in Section 5.10.

“Union Shareholder Approval” has the meaning set forth in Section 6.6.

“Union Tax Return” means any Tax Return relating to Union.

“Union Warrants” has the meaning set forth in Section 2.1(b)(ii).

“U.S. GAAP” means the United States generally accepted accounting principles.

ARTICLE 2
SHARE EXCHANGE AND RELATED MATTERS

Section 2.1. The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Bioceres shall assign, transfer and deliver, free and clear of all Liens, all of the Company Shares and Bioceres Semillas Shares to Union, with the objective of such Exchange being the acquisition by Union of 100% of the issued and outstanding shares of capital stock of the Company and 87.2739% of the issued and outstanding shares of capital stock of Bioceres Semillas.

(b) In consideration of the transfer of the Company Shares and the Bioceres Semillas Shares to Union, Union shall issue to Bioceres:

(i) twenty-seven million, one hundred sixteen thousand, one hundred seventy-four (27,116,174) newly issued Union Ordinary Shares (the “Exchange Shares”).

(ii) (A) two million, five hundred thousand (2,500,000) warrants to purchase Union Ordinary Shares, having a strike price of US$11.50, that will vest if and when the price of Union Ordinary Shares trades above US$15.00 for any twenty (20) trading days within any thirty (30) trading-day period; (B) two million, five hundred thousand (2,500,000) Union Warrants, having a strike price of US$15.00, which will vest upon issuance; and (C) two million, five hundred thousand (2,500,000) Union Warrants, having a strike price of US$18.00, which will vest upon issuance (the warrants described in clause (A) together with the warrants described in clauses (B) and (C), collectively, the “Union Warrants”, each of which is in the form of Exhibit C attached hereto).

(c) On the Closing Date, on surrender to Union of Bioceres’ certificate or certificates (if any) representing the Company Shares and the Bioceres Semillas Shares, Bioceres shall be entitled to receive (i) the Exchange Shares, subject to those Exchange Shares placed in escrow in accordance with the terms of Section 2.4 and the Escrow Agreement and (ii) the Union Warrants. On the Closing Date, the Escrow Shares (as defined herein) shall be delivered in book entry form by Union to the Escrow Agent to be held pending the terms of this Agreement and the Escrow Agreement and the Closing Exchange Shares and the Union Warrants shall be delivered in book entry form directly to Bioceres.

(d) Bioceres and Union agree that any and all options of Bioceres outstanding as of the date hereof (the “Bioceres Options”) shall, upon Closing, each convert, to the extent permitted by the relevant terms of issuance, into the right to receive one Union Ordinary Share; provided, however, except for the Exchange Shares, no Union Ordinary Shares will be issued in connection with the transactions contemplated hereby for which such Bioceres Options may be converted into. For the avoidance of doubt, this provision is solely intended to reflect the allocation of the Exchange Shares among the equity holders and option holders of Bioceres.

Section 2.2. The Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter Kaye Scholer LLP at 250 West 55th Street, New York, NY 10019, at 10:00 a.m. (local time) or by exchange of the required documents by facsimile or email on the date that is two (2) Business Days following the satisfaction or waiver of all conditions to Closing set forth in ARTICLE 7 hereof (other than those conditions that by their nature can only be satisfied at Closing), or at such other time and place as the Parties may agree (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

Section 2.3. Deliveries at the Closing.

At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7.

Section 2.4. Escrow.

(a) At or prior to the Closing, Bioceres, Parent, Union, the Pre-Closing Union Representative and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Union shall cause to be delivered to the Escrow Agent at the Closing five percent (5%) of the Exchange Shares (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”). The Escrow Shares, along with any dividends, distributions and other earnings thereon, shall be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”, and as reduced by any disbursements of such Escrow Shares from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, the “Escrow Property”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares shall serve as a source of security after the Closing for Bioceres and Parent’s indemnification obligations under ARTICLE 9.

(b) The Escrow Property shall no longer be subject to any Indemnification Claim after the date that is the later of (i) October 31, 2019 and (ii) thirty (30) days after the date on which Bioceres delivers to Union the Group Companies’ financial statements for its 2019 fiscal year audited in accordance with IFRS (the “Escrow Release Date”); provided, however, with respect to any Indemnification Claim made in accordance with ARTICLE 9 hereof on or prior to the Escrow Release Date that remain unresolved as of the end of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be disbursed by the Escrow Agent to Bioceres. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to Bioceres.

(c) Notwithstanding the provisions of this Section 2.4 and consistent with the General Liability Cap set forth in Section 9.5(b), the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses pursuant to Section 9.2(i) shall not exceed twenty million U.S. Dollars (US$20,000,000) in aggregate value irrespective of the value of the Escrow Shares at the time in which they are valued for purposes of satisfying Indemnification Claims. For the avoidance of doubt, the foregoing cap shall not apply to Losses of the Union Indemnified Parties arising directly or indirectly from or in connection with (i) any breach or inaccuracy of any Bioceres Fundamental Representation, (ii) any breach or non-fulfillment of any covenant, (ii) Section 9.2(iii), (iv) and (v), or (iii) fraud; provided, that, as also set forth in Section 9.5(b), the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses in respect of clauses (i) and (ii) of this Section 2.4(c), shall not exceed the value of the Exchange Shares at Closing.

(d) For the avoidance of doubt, other than the Escrow Shares, which shall be set aside to cover Indemnification Claims under this Agreement, Union shall not be entitled to demand payment from Bioceres or Parent in the form of Union Ordinary Shares for any Losses under this Agreement. Furthermore, the cancellation of any Escrow Shares in accordance with Section 9.5(a) as a result of a payment resulting from an Indemnification Claim shall not reduce Bioceres’ post-Closing ownership of Union to amount that is below fifty-one percent (51%) of the then outstanding Union Ordinary Shares (taking into account all outstanding Union Warrants to the extent provided in Treasury Regulations Section 1.7874-2(h)). In the event that a payment resulting from an Indemnification Claim would reduce Bioceres’ post-Closing ownership of Union to an amount that is below fifty-one percent (51%) of the then outstanding Union Ordinary Shares (taking into account all outstanding Union Warrants to the extent provided in Treasury Regulations Section 1.7874-2(h)), Bioceres shall make up any shortfall in cash (subject to the caps on liability set forth herein).

Section 2.5. Working Capital Closing Adjustment.

(a) At least five (5) Business Days before the Closing, Bioceres shall prepare and deliver to Union a statement (the “Estimated Closing Working Capital Statement”) setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain (i) line items for estimated Current Assets of the Group the Group Companies, estimated Current Liabilities of the Group Companies and estimated Indebtedness of the Group Companies and (ii) a certificate of an authorized officer of Bioceres that the Estimated Closing Working Capital Statement was prepared in accordance with IFRS applied as of the date of such Estimated Closing Working Capital Statement. Schedule 2.5 sets forth an illustrative statement prepared in good faith by Bioceres in cooperation with Union, and their respective accountants, setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date hereof, the calculation of Closing Working Capital, prepared in accordance with this Agreement.

(b) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital plus the difference, if positive, of (x) US$101,000,000 minus (y) the Group Companies’ Indebtedness at the time of the Estimated Closing Working Capital Statement. If the Closing Adjustment is a negative number, then either (A) Bioceres shall pay Union at the Closing an amount in cash by wire transfer of immediately available funds equal to the absolute value of the Closing Adjustment or (B) Parent shall assume one or more borrowings constituting Indebtedness representing an amount equal to the absolute value of the Closing Adjustment. For the avoidance of doubt, if the Closing Adjustment is a positive number, Union shall have no obligation to pay Bioceres any amount in cash or otherwise.

Section 2.6. Post-Closing Working Capital Adjustment.

(a) As soon as practicable, but not later than forty-five (45) days after the Closing Date, Union shall prepare and deliver to the Pre-Closing Union Representative a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital, which statement shall contain (i) line items for Current Assets of the Group Companies as of the Closing Date, Current Liabilities of the Group Companies as of the Closing Date and Indebtedness of the Group Companies as of the Closing Date and (ii) a certificate of an authorized officer of Union that the Closing Working Capital Statement was prepared in accordance with IFRS applied as of the date of such Closing Working Capital Statement.

(b) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital plus the difference, if positive, of (x) US$101,000,000 minus (y) the Group Companies’ Indebtedness at the time of the Closing Working Capital Statement. If the Post-Closing Adjustment is a negative number, then either (A) Bioceres shall pay Union an amount in cash by wire transfer of immediately available funds equal to the absolute value of the Post-Closing Adjustment or (B) Parent shall assume one or more borrowings constituting Indebtedness representing an amount equal to the absolute value of the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, Union shall pay Bioceres an amount in cash by wire transfer of immediately available funds equal to the Post-Closing Adjustment, subject to a cap equal to the amount in cash Union may have received in connection with Section 2.5(b).

(c) After receipt of the Closing Working Capital Statement, the Pre-Closing Union Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Pre-Closing Union Representative, its accountants and their respective Representatives shall, upon advance notice, and, to the extent that they relate to the Closing Working Capital Statement, have reasonable access to (i) the books and records of the Group Companies, (ii) the personnel of Union and (iii) work papers prepared by Union and/or Union’s accountants as the Pre-Closing Union Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of Union or the Group Companies.

(d) On or prior to the last day of the Review Period, the Pre-Closing Union Representative may object to the Closing Working Capital Statement by delivering to Union a written statement setting forth the Pre-Closing Union Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Pre-Closing Union Representative’s disagreement therewith (the “Statement of Objections”). If the Pre-Closing Union Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Pre-Closing Union Representative. If the Pre-Closing Union Representative delivers the Statement of Objections before the expiration of the Review Period, Union and the Pre-Closing Union Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Union and the Pre-Closing Union Representative, shall be final and binding.

(e) If the Pre-Closing Union Representative and Union fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP (the “Independent Accountant”) and the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties to such dispute and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(f) The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties in dispute shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto absent manifest error.

(g) Except as otherwise provided herein, any payment or satisfaction of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of or agreement on the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (f) above; and (B) be paid or satisfied in accordance with Section 2.6(b).

(h) All fees and expenses of the Independent Accountant and of the Pre-Closing Union Representative’s accountants and Representatives shall be paid by Union regardless of the Independent Accountant’s determination in Section 2.6(f).

Section 2.7. Sale Restriction.

Each of the Exchange Shares and Union Warrants issued to Bioceres in connection with the Exchange shall be subject to certain restrictions on transfer, in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) attached as Exhibit D executed as of the date hereof and effective as of the Closing Date. Certificates representing Exchange Shares and Union Warrants issued as a result of the Exchange shall bear a prominent legend to such effect.

Section 2.8. Bioceres Semillas Tag Along

Within five (5) days of the approval of the transactions contemplated herein by the then-current holders of Union Ordinary Shares, Bioceres, directly or through one of its Affiliates, shall give notice of the transaction contemplated herein to the minority shareholders of Bioceres Semillas in accordance with the tag along provisions set forth in the Shareholders Agreement of Bioceres Semillas dated June 1, 2010. To the extent any minority shareholders of Bioceres Semillas exercise their tag-along rights, they shall receive consideration in exchange for their shares in the form of (a) Union Ordinary Shares redeemed prior to or concurrently with the Closing, (b) cash, or (c) any combination of items (a) and (b). The value of such consideration shall equal an amount not to exceed two million U.S. Dollars (US$2,000,000).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the disclosure schedule delivered by Bioceres to Union (the “Disclosure Schedule”), Bioceres and Parent hereby jointly and severally represent and warrant to Union as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each Group Company is a limited liability company, sociedad anónima, business company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited liability company, partnership, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each Group Company is duly qualified or licensed to transact business and, is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Bioceres Material Adverse Effect.

(c) No Group Company is in default under or in violation of any material provision of such Group Company’s Governing Documents.

(d) Each Group Company is in compliance with all applicable requirements regarding capitalization and is neither subject to any mandatory capital increase or reduction nor is it subject to a mandatory dissolution.

Section 3.2. Capitalization of the Group Companies.

(a) The Company Shares comprise all of the Company’s authorized capital stock that are issued and outstanding and all of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Bioceres free and clear of all Liens (other than Permitted Liens or restrictions under applicable federal, state or other securities laws). There are no outstanding (i) equity securities of the Company other than the Company Shares, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of the Company.

(b) The Bioceres Semillas Shares comprise 87.2739% of Bioceres Semillas’ authorized capital stock that is issued and outstanding. All of the Bioceres Semillas Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Bioceres free and clear of all Liens (other than Permitted Liens or restrictions under applicable federal, state or other securities laws). Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding (i) equity securities of Bioceres Semillas other than the Bioceres Semillas Shares and the remaining 12.7261% of Bioceres Semillas’s common stock not comprising Bioceres Semillas Shares, (ii) securities of Bioceres Semillas having the right to vote on any matters on which the holders of equity securities of the Bioceres Semillas may vote or which are convertible into or exchangeable for, at any time, equity securities of Bioceres Semillas, (iii) options or other rights to acquire from Bioceres Semillas, and no obligations of Bioceres Semillas to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of Bioceres Semillas or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of Bioceres Semillas.

(c) No Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person except as set forth in Section 3.2(c) of the Disclosure Schedule. Section 3.2(c) of the Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities. Except as set forth in the applicable Governing Documents, all outstanding equity securities of any Group Company, in each case, (except to the extent such concepts are not applicable under the applicable Law of such Group Company’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law and other such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens other than Permitted Liens and are majority owned, beneficially and of record, by another Group Company. There are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, (iii) options or other rights to acquire from any Subsidiary of the Company and no obligation of any Subsidiary of the Company, to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

(d) There are no outstanding phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to any Group Company except for the Incentive Plans set forth in Section 3.2(d) of the Disclosure Schedule.

Section 3.3. No Violation; Consents and Approval.

Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and any Ancillary Document, does not, and the consummation of the transactions contemplated hereby and performance by the parties hereto of their obligations hereunder and thereunder will not: (a) result in any violation of any Group Company’s Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Group Company under any Contract to which any Group Company is a party or by which it is bound or to which its assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to any Group Company or by which any Group Company or its respective assets or properties is bound; (d) result in the creation or imposition of any Lien upon the Company Shares or Bioceres Semillas Shares or any assets or properties of any Group Company; or (e) trigger any change of ownership or change of control provisions in any Contract entered into by any Group Company. Except as set forth in Section 3.3(b) of the Disclosure Schedule, no Consent or Permit with respect to any Person or Governmental Entity is required on the part of any Group Company in connection with: (a) the execution and delivery of this Agreement and any of the Ancillary Document by the parties thereto, the performance of such party’s respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; or (b) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any Group Company.

Section 3.4. Financial Statements; Undisclosed Liabilities; Book and Records.

(a) Section 3.4(a) of the Disclosure Schedule sets forth true and complete copies of (i) Parent’s draft consolidated balance sheet as of September 30, 2018 (including the notes related thereto) as prepared by its management (the “Latest Balance Sheet”); (ii) the audited consolidated financial statements of Parent for the years ended June 30, 2018, the six (6) month transition period ended June 30, 2017, and the year ended December 31, 2016 (including the notes related thereto) (such financial statements, the “Audited Financial Statements”); (iii) the unaudited financial statements of Parent for the six (6) month transition period ended December 31, 2017 (including the notes related thereto) (the “Unaudited Financial Statements”), and (iv) the unaudited combined balance sheets of the Group Companies as of June 30, 2018, as of the six (6) months ended June 30, 2017 and as of the year ended December 31, 2016 and the related unaudited combined statements of operations, shareholders’ equity and cash flows for such periods (including the notes related thereto) (the “Unaudited Combined Financial Statements” together with the Latest Balance Sheet, Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of the Group Companies in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (y) fairly present in all material respects, the consolidated financial position and the combined financial position, as applicable, of the Group Companies as of the dates thereof and their consolidated or combined, as applicable, results of operations for the periods then ended.

(b) Except for matters reflected or reserved against in the Financial Statements, no Group Company has any liabilities of any nature that would be required under IFRS, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of applicable Law) or (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

(c) The books and records of the Group Companies accurately and fairly, in all material respects, reflect the operations and conduct of business by the Group Companies. Each Group Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed only in accordance with the respective management’s authorization, (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance policies maintained by such Group Company; (iii) access to assets is permitted only in accordance with the respective management’s authorization; (iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences; and (v) all Proceedings against any of the Group Companies are adequately and sufficiently reserved for, including without limitation court costs and attorney fees.

Section 3.5. [RESERVED].

Section 3.6. Material Contracts.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a list of all of the following oral or written agreements, contracts, arrangements, understandings and commitments (each, a “Contract”) (except for this Agreement and any Material Lease) to which any Group Company is a party or by which any Group Company is bound as of the date hereof and, in each case, where there are still remaining obligations on the part of any party thereto (collectively, the “Material Contracts”):

(i) any Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of fifty thousand U.S. Dollars (US$50,000), that are not terminable at will by the applicable Group Company;

(ii) any severance Contracts or employee termination Contracts with respect to any officer, individual employee or other Person on a full-time, part-time, consulting or other basis that are not terminable at will by the applicable Group Company and that are not covered by Section 3.6(a)(i);

(iii) any Contract under which any Group Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of one million U.S. Dollars (US$1,000,000);

(iv) any Contract or lease under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract or lease under which the aggregate annual rental payments do not exceed fifty thousand U.S. Dollars (US$50,000);

(v) any Contract or lease under which any Group Company is lessor of or permits any Third Party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any Contract or lease under which the aggregate annual rental payments do not exceed fifty thousand U.S. Dollars (US$50,000);

(vi) all material partnership agreements, joint venture agreements, strategic alliances and similar Contract relating to the Group Companies;

(vii) all Contracts that require any Group Company to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” provisions;

(viii) any Contract (other than in the ordinary course of business) with any customer or supplier;

(ix) any Contract containing any covenant materially limiting the ability of the either of any Group Company from engaging in any material line of business or to compete with any business or Person;

(x) any collective bargaining or other Contract with any labor union or similar employee organization;

(xi) any Contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any Group Company Intellectual Property or agreement pursuant to which any Group Company grants or receives a license to use any Group Company Intellectual Property (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(xii) any Contract that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company, except for this Agreement;

(xiii) any Contract requiring or providing for any capital expenditure in excess of one hundred and fifty thousand U.S. Dollars (US$150,000);

(xiv) any material interest rate, currency, or other hedging Contract;

(xv) all Contracts with any Governmental Entity to which any Group Company is a party;

(xvi) any Contract that may not be terminated by the relevant Group Company at any time after Closing upon prior notice not exceeding four (4) months without requiring a payment of any penalty or compensation; or

(xvii) any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

(b) As of the date hereof, each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of Bioceres, each other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The applicable Group Company has performed all material obligations required to be performed by it under such Material Contracts, and none of the Group Companies or, to the Knowledge of Bioceres, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto. As of the date of this Agreement, no Group Company has received written notice of any current default under any Material Contract. None of the Group Companies has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

Section 3.7. Absence of Changes.

During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) to the Knowledge of Bioceres, there has not been any Bioceres Material Adverse Effect, (b) each Group Company has conducted its business in the ordinary course and (c) no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of Union in accordance with Section 6.1(b).

Section 3.8. Litigation.

Except as set forth in Section 3.8 of the Disclosure Schedule, as of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Bioceres, threatened against any Group Company or the shareholders of any Group Company in connection with their shareholding in such Group Company before any Governmental Entity, which and (b) no Group Company nor the shareholders of any Group Company is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies, taken as a whole.

Section 3.9. Compliance with Applicable Law.

(a) Each Group Company has been granted and possesses in good standing all permits, licenses, registrations, qualifications, consents, approvals, certificates, concessions, notifications, franchises and any other authorizations under any Law necessary for and material to the conduct of the businesses of the Group Companies as presently conducted and as presently intended to be conducted or the ownership of material properties and assets of the Group Companies (collectively, “Permits”). Each such Permit is valid and is in full force and effect, and none of the Permits are impaired or in any way affected by the consummation of transactions contemplated hereby. There are no Proceedings pending, or, to the Knowledge of Bioceres, threatened with respect to the suspension, revocation or modification of any such Permit. Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list of each Permit. The Group Companies are, and at all times since their respective formations have been, in compliance in all material respects with all terms and requirements of each Permit.

(b) The businesses of the Group Companies are operated in material compliance with, and, to the Knowledge of Bioceres, each of the officers, directors and key employees of such Persons are in compliance and, have complied, in all material respects, with all applicable Laws. There is no suit, claim or action pending or, to the Knowledge of Bioceres, threatened by any Governmental Entity with respect to any alleged material violation by any Group Company or officer, director or key employee of any of such Person, of any Law.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) No Group Company has any Liability, contingent or otherwise, with respect to (i) a plan that is subject to Title IV of ERISA, (ii) any plan that provides post-retirement health or other welfare benefits coverage to former employees of any Group Company other than as required by COBRA or through the last day of the calendar month in which the date of retirement occurs, or (iii) a Multiemployer Plan.

(c) Each Employee Benefit Plan has, to the extent applicable, been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws including the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on a favorable opinion letter or advisory from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Knowledge of Bioceres, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(f) With respect to each Employee Benefit Plan, Bioceres has made available to Union copies of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the three most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(g) Each Foreign Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Group Company has complied in all material respects with its obligations under any such Foreign Benefit Plan and there are no contributions due from any Foreign Benefit Plan which have not been paid.

(h) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of any Group Company; (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement, or (iv) directly or indirectly cause any Group Company to transfer or set aside any assets to fund or otherwise provide for benefits for any individual. There are no contracts or arrangements providing for payments that could subject any Person to Liability for tax under Section 4999 of the Code or cause the loss of a deduction to the any Group Company under Section 280G of the Code.

(i) There is currently no audit or investigation by any Governmental Entity or any action, suits or claims (other than routine, non-contested claims for benefits in the ordinary course) pending or threatened against or involving any Employee Benefit Plan or Foreign Benefit Plan or any administrator or fiduciary thereof.

(j) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, no Group Company has communicated to any of its employees or formally adopted or authorized any additional Employee Benefit Plan or Foreign Benefit Plan or any material change in or termination of any existing Employee Benefit Plan or Foreign Benefit Plan.

(k) The Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan or Foreign Benefit Plan) all persons who have performed services for or on behalf of any Group Company.

(l) There have been no statements, either written or oral, or communications made or materials provided to any individual regarding offers of employment or terms and conditions of employment with Union following the Closing, other than benefits under the Employee Benefit Plans or Foreign Benefit Plans.

(m) There are no Employee Benefit Plans that grant to any employee of any Group Company equity in any Group Company and, for the avoidance of doubt, any and all Employee Benefit Plans of any Group Company only grant equity in entities that Union is not acquiring in connection with the transaction contemplated hereby.

Section 3.11. Environmental Matters.

Except as set forth in Section 3.11 of the Disclosure Schedule

(a) Each Group Company is currently and has been in compliance with all Environmental Laws in all material respects and has not received from any Third Party any: (i) written notice or claiming alleging a violation of Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) Each Group Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.11(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Group Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through Closing in accordance with Environmental Law, and there is no condition, omission, event or circumstance that might prevent or impede, after the Closing, the renewal of or ongoing compliance with such Environmental Permits, or the ownership, lease, operation or use of the business or assets of the Group Companies as currently carried out.

(c) No real property currently or formerly owned, operated or leased by any Group Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list and to the Knowledge of Bioceres no real property formerly owned, operated or leased by any Group Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of any Group Company or any real property currently or formerly owned, operated or leased by a Group Company, and no Group Company has received written notice that any real property currently or formerly owned, operated or leased in connection with the business of a Group Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which could reasonably be expected to result in Liability under Environmental Law.

(e) No off-site treatment, storage, or disposal facilities or locations used by any Group Company and any predecessors as to which such Group Company may retain Liability, has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Group Company has received any written notice regarding potential liabilities with respect to such off-site treatment, storage, or disposal facilities or locations used by such Group Company.

(f) No Group Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Bioceres has provided or otherwise made available to Union, and listed in Section 3.11(g) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar and material documents with respect to the business or assets of any Group Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company, Bioceres, or any Group Company related to compliance with Environmental Laws, alleged or potential Liability under Environmental Law, the release of Hazardous Substances, or the physical condition of any Group Company property; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) No Person set forth in the definition of “Knowledge of Bioceres” is aware of or reasonably anticipates, as of the Closing, any condition, event or circumstance concerning the release or regulation of Hazardous Substances that might, after the Closing, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Group Company as currently carried out.

(i) No Hazardous Substance have been disposed of, or identified on, under or at any Group Company property in violation of Environmental Laws. No Group Company has received written notice from any Person alleging a violation of Environmental Law.

Section 3.12. Intellectual Property.

(a) (i) The use, practice or other exploitation of the Group Company Intellectual Property owned, used, practiced or otherwise commercially exploited by any Group Company, (ii) the development, manufacturing, licensing, sublicensing, marketing, importation, offer for sale, sale or use of any Product as conducted and as proposed to be conducted and (iii) any of the Group Company’s business practices and methods and proposed business practices and methods, in each case, (A) have not infringed upon, misappropriated or otherwise constituted an unauthorized use of or otherwise violated the Intellectual Property of Parent or any Third Party, (B) do not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property of any Third Party, and (C) if any products of any Group Company in development were to be manufactured, licensed, marketed, imported, offered for sale, sold or used as of the date hereof, to the Knowledge of Bioceres, would not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property of any Third Party. As of the date hereof, no claim has been made to the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company nor has the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company, received any other notice alleging, that the conduct of the business of any Group Company as conducted and as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, sublicensing, licensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development) infringes upon, may infringe upon, misappropriates, constitutes an unauthorized use of or otherwise violates the Intellectual Property of Parent or any Third Party. As of the date hereof, no claim has been or could reasonably be made to any Representative or founder of any Group Company, nor has any Representative or founder of any Group Company received any other notice alleging, that such Representative or founder of such Group Company has misappropriated or otherwise engaged in an unauthorized use of Parent’s or a Third Party’s Intellectual Property in the development of Group Company Intellectual Property.

(b) The Group Company Intellectual Property includes all of the Intellectual Property used by any Group Company to conduct its business in the manner in which such business is being conducted and, to the Knowledge of Bioceres, includes all of the Intellectual Property used by any Group Company to conduct its business in the manner proposed to be conducted (including the research, manufacturing, licensing, marketing, importation, sale, offer for sale or use and future research, manufacturing, licensing, marketing, importation, sale, offer for sale or use, of any Product or any products of any Group Company in development).

(c) Except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, the applicable Group Company (i) is the sole and exclusive owner of all right, title and interest in and to or (ii) has valid, exclusive and continuing rights to develop, manufacture, license, sublicense, market, import, sell, offer or use as the case may be, the Group Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) or obligations to Parent or to any Third Party. “Group Company Intellectual Property” shall mean all Intellectual Property, which is owned, used, practiced or otherwise exploited by or licensed by or to, any Group Company in the conduct of their respective businesses as conducted on the date hereof (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development). Section 3.12(c)(ii) of the Disclosure Schedule contains a true and complete list of all Owned Intellectual Property that is Registered with or applied for Registration with any Governmental Entity.

(d) Except for patent applications abandoned or allowed to expire in the ordinary course of patent prosecution, as of the date hereof, all Registered Company Intellectual Property is pending, issued or Registered, as applicable, and, to the Knowledge of Bioceres, is valid, enforceable and in good standing (including, without regard to the Knowledge of Bioceres, the payment of all applicable maintenance fees and other fees, such that no such Registered Company Intellectual Property has been allowed to lapse or become abandoned due to failure to pay a maintenance fee or other fee). No Group Company has, and, to the Knowledge of Bioceres, neither Parent nor any Third Party that has granted to a Group Company rights to any Group Company Intellectual Property has, received any written or verbal notice challenging the validity or enforceability of any Group Company Intellectual Property.

(e) None of the Patents that constitute Group Company Intellectual Property is involved in any interference, reissue, reexamination, derivation, supplemental examination, inter partes review, post-grant review, conflict, opposition or other post-issuance proceeding, and, to the Knowledge of Bioceres, there has been no threat or other written indication that any such proceeding shall hereafter be commenced.

(f) As of the date hereof, no claim has been made to the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company, Parent or any Third Party alleging that any Group Company Intellectual Property is being licensed in conflict with the terms of any Third Party license or other agreement.

(g) To the Knowledge of Bioceres, no Person is engaging in any activity that infringes upon, violates, misuses or misappropriates any Group Company Intellectual Property or Group Company Products, or, that, with respect to products under development, would constitute an act of infringement if such products were manufactured, marketed, imported, offered for sale, sold or used as of the date hereof, and no such claims have been made against any Person by any Group Company.

(h) Section 3.12(h) of the Disclosure Schedule sets forth (i) all licenses, sublicenses and other agreements to which any Group Company is a party and pursuant to which any Group Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from, any Intellectual Property of Parent or any Third Party (the “Inbound Licenses”) and (ii) a true and complete list of all Intellectual Property that is Registered, or Registerable, and which any Group Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from pursuant to the Inbound Licenses. Each Group Company is in compliance in all material respects with the terms and conditions of the Inbound Licenses. The patents and patent applications listed (or which are required to be listed) in Section 3.12(h) of the Disclosure Schedule are referred to herein as the “Company Patents.”

(i) Section 3.12(i) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which any Group Company is a party (i) granting any Intellectual Property licenses by any Group Company to any other Person other than licenses granted to customers in the ordinary course of business solely to use a Product (the “Ordinary Course Customer Licenses”), (ii) containing exclusivity provisions or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property (the “Outbound Licenses” and collectively with the Inbound Licenses, the “Group Company Intellectual Property Licenses”).

(j) Except as set forth in Section 3.12(j) of the Disclosure Schedule, no Group Company is (and with the passage of time, the giving of notice or both, will be) required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Group Companies as conducted or proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development).

(k) Each Group Company has taken all reasonable measures to protect and maintain the proprietary nature of each item of Group Company Intellectual Property. All employees, consultants and contractors of any Group Company involved in the creation or development of any Group Company Intellectual Property have assigned all of their right, title and interest in and to such Group Company Intellectual Property to such Group Company and are bound by confidentiality obligations through signed agreements containing intellectual property assignments and confidentiality provisions in favor of such Group Company.

(l) No Trade Secret of any Group Company used in its business as conducted or as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development) has been authorized to be disclosed or has been actually disclosed by such Group Company to any employee, consultant or independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property that constitutes such Trade Secret consistent with best practices in the industry in which such Group Company operates. Each Group Company has taken all reasonable adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of such Group Company, including invention disclosures that are not the subject of any issued patents owned by, or published patent applications owned by such Group Company, which measures are consistent with best practices in the industry in which such Group Company operates. Each employee, consultant and independent contractor of each Group Companies, and each former employee, consultant and independent contractor of each Group Companies, has entered into a written non-disclosure and invention assignment agreement with the applicable Group Company, and each such agreement includes restrictions on the disclosure and use of Intellectual Property consistent with best practices in the industry in which such Group Company operates. With respect to each Trade Secret of each Group Company, the documentation relating to such Trade Secret is accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each Group Company has good title and an absolute right to use the Trade Secrets used in its business as conducted or as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and the future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development). The Trade Secrets of any Group Company are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than such Group Company) or to the detriment of such Group Company. No Trade Secret of any Group Company is subject to any adverse claim or has been challenged or threatened in any way.

(m) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Lien or restriction on, any Group Company Intellectual Property; (ii) a material breach of any Group Company Intellectual Property Licenses including without limitation those resulting from a change of control; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interest under any Group Company Intellectual Property; (iv) payment of any additional fees, or trigger any payment escalation under, any Inbound License, or (v) the loss or impairment, license revocation or Lien or restriction on, Union’s, any Group Company’s or their respective Affiliates’ right to own or use any of the Group Company Intellectual Property.

(n) There are no orders, injunctions, judgments, doctrines, decrees, arbitration awards, rulings, writs, assessments of any Governmental Entity to which any Group Company is a party or by which any Group Company is bound which restrict, in any material respect, the right to use any of the Group Company Intellectual Property.

(o) To the Knowledge of Bioceres, no employee, consultant or independent contractor of any Group Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by such Group Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(p) Section 3.12(p) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned by any Group Company and (ii) all Software that is used by any Group Company in the business of such Group Company that is not owned by the applicable Group Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than five hundred U.S. Dollars (US$500) per “seat” annually.

(q) Section 3.12(q) of the Disclosure Schedule lists all open source computer code contained or used in any product or service of any Group Company and describes (i) the applicable Software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) the manner in which such code is used, (v) whether (and if so, how) such code was modified by or for the applicable Group Company, (vi) whether such code was distributed by or for such Group Company, and (vii) how such code is integrated with or interacts with any other Software. Except as disclosed on Section 3.12() of the Disclosure Schedule, no Product or any product or service of any Group Company constitutes, contains, or is dependent on any open source computer code, and neither any Product nor any product or service of any Group Company is subject to any contractual obligation that would require such Group Company to divulge to any Person any source code that is part of a Product or any product or service of such Group Company.

(r) Each Group Company owns, leases or licenses all Software, hardware, computer and telecommunications equipment and other information technology and related services (collectively, “Information Systems”) that are material to the operation of its respective businesses as conducted, including the capacity and ability to process peak volumes in a timely manner. In the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Systems. Upon Closing, the Information Systems will be in the possession, custody or control of the relevant Group Companies, along with all tools, documentation, and other materials, as existing immediately prior to the Closing. The transactions contemplated by this Agreement and the Ancillary Documents will not adversely affect (i) any Product or the Information Systems, or (ii) any Group Company’s legal right and ability to continue (x) using any Product and the Information Systems and (y) operating the applicable Group Company’s business after the Closing Date, in each of (x) and (y), to the same extent as any Product and the Information Systems, respectively, are used or the applicable Group Company’s business is operated prior to the Closing Date.

Section 3.13. Labor Matters.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, since January 1, 2015, there have not been any actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of Bioceres, threatened against any Group Company by or before a Governmental Entity relating to any employee or former employee, leased employee or employment issue, (including but not limited to union, health care, social security and safety matters) and, since January 1, 2015, no Group Company has received any written notice regarding any breach of its legal obligations concerning the employment of any employees or former employees of any Group Company.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, no Group Company is party to or bound by any collective bargaining agreement. There is no labor dispute, grievance or unfair labor practice charge, or, to the Knowledge of Bioceres, union organizational activity pending with respect to any Group Company, nor, to the Knowledge of Bioceres, is any material labor dispute, work stoppage, lockout, grievance or unfair labor practice charge threatened against any Group Company.

(c) The Group Companies have been and are in compliance in all material respects with all applicable Laws relating to labor, labor relations, employment, including, without limitation, provisions thereof relating thereto, employment practices, terms, conditions and classifications of employment, employee safety and health, wages and hours, equal employment opportunity overtime regulation, and in each case with respect to employees, leased employees and independent contractors (i) are not liable in for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing (other than any arrearages in wages for the current payment cycle for employees), and (ii) are not liable for any past due payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Current Employees (as defined herein) or former employees. No Group Company has any unsatisfied Liability to any previously terminated employee or independent contractor.

(d) No Current Employee or former employee will receive additional vested employment rights or acquired rights (including the additional protection of existing employment terms and conditions) by virtue of the Exchange or transactions contemplated by this Agreement, and the employment of each Current Employee is terminable at will, except where prohibited by Law, and the employment of each such Current Employee can be terminated at any time for any lawful reason without any amounts being owed to such individual other than with respect to wages and benefits accrued before the termination.

(e) To the Knowledge of Bioceres, no key employee (i) has provided written notice of an intention to terminate his or her employment with any Group Company and (ii) is a party to or bound by any confidentiality agreement, noncompetition agreement or similar Contract (with any other Person) that would in any way adversely affect (A) such individual’s performance of his or her duties on behalf of any Group Company or (B) the ability of any Group Company to conduct its business.

(f) To the Knowledge of Bioceres, no key employee is in violation of any material term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Current Employee to be employed by a Group Company because of the nature of the business conducted by such Group Company or proposed to be conducted by such Group Company or to the use of Trade Secrets or proprietary information of others.

Section 3.14. Insurance.

Section 3.14 of the Disclosure Schedule contains a list of all material policies of insurance owned or held by any Group Company as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by any of the Group Companies as customary for the industries in which they respectively operate. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) Each Group Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Group Company Tax Returns, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Group Company Taxes (whether or not shown on any Group Company Tax Return).

(b) No extension of time to file any Group Company Tax Return, which Group Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Group Company, Group Company Tax or Group Company Tax Return.

(c) No Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than such a group including only other Group Companies) and has no Liability for the Taxes of any other Person (other than other Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, U.S. local or non-U.S. law); by reason of any agreements, contracts or arrangements (other than customary provisions in commercial contracts the primary purpose of which is not Tax), as a successor or transferee.

(d) Each Group Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Section 3402 of the Code).

(e) There is no Lien for any Tax upon any asset or property of any Group Company (except for Permitted Liens).

(f) There is no U.S. state, U.S. local or non-U.S. Proceeding related to Taxes that is pending or currently being conducted or, to the Knowledge of Bioceres, threatened or proposed in writing with regard to any Group Company, Group Company Tax or Group Company Tax Return. No Group Company has received from any U.S. federal, state or local, or non-U.S. taxing authority in the past three (3) years any written (i) notice indicating an intent to open a Proceeding related to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against any of the Group Companies.

(g) No statute of limitations for any ongoing Proceeding relating to any Group Company Tax or any Group Company Tax Return has been modified, extended or waived.

(h) No jurisdiction where no Group Company Tax Return has been filed or no Group Company Tax has been paid has made a written claim for the payment of any Group Company Tax or the filing of any Group Company Tax Return.

(i) No Group Company is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) agreement entered into with any taxing authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (iii) deferred intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law); (iv) installment sale or open transaction or disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election (including a protective election) made under Section 108(i) of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (vii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owning “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing, (viii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or “global intangible low-taxed income” (within the meaning of Section 951A of the Code) prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code).

(j) No Group Company is or has ever been a beneficiary of or otherwise participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No Group Company has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l) No Group Company is a party to a gain recognition agreement under Section 367 of the Code, and no Group Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) No Group Company has any Liability for any unpaid Taxes which have not been accrued for or reserved in the audited combined financial statements of the Group Companies for the fiscal year ended June 30, 2018, whether asserted or unasserted, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the end of fiscal year ended June 30, 2018 in connection with the operation of the business of the Group Companies in the ordinary course of business.

(n) No Group Company is a party to any Tax allocation, Tax indemnity or Tax sharing agreement (other than (i) such an agreement involving only other Group Companies or (ii) pursuant to commercial agreements entered into in the ordinary course of business, the primary purpose of which is not Taxes).

(o) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period referred to in Section 897(c)(1)(A)(ii) of the Code.

(p) As of the date hereof, neither Parent nor Bioceres has any plan or intention of selling, transferring or otherwise disposing of (or causing such actions to occur) any Union Warrants or Union Ordinary Shares after the Closing Date, except in connection with the transactions contemplated in Section 2.8 and Section 6.24; provided, however, that Bioceres plans and intends to hold at least 51% of the Union Ordinary Shares (taking into account all outstanding Union Warrants to the extent provided in Treasury Regulations Section 1.7874-2(h)).

(q) Each Group Company has complied in all material respects with applicable escheat and unclaimed property laws and no Group Company is subject to any levy or assessment for unclaimed property under applicable escheat or unclaimed property laws.

Section 3.16. Brokers.

No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Bioceres or Parent for which any Group Company or Union would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Section 3.17(a) of the Disclosure Schedule sets forth (i) a list of all real property owned as of the date hereof by any Group Company (such real property, the “Owned Real Property”) and (ii) whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement. The Company or, applicable Group Company, has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. Each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). To the Knowledge of Bioceres, each of the Group Companies and each other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of any Group Company. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. Except as set forth in Section 3.17(a)(ii), the Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Group Companies.

(b) Personal Property. As of the date of this Agreement, the Group Companies collectively own or hold under valid leases all material machinery, equipment and other tangible personal property necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear) and is free from material defects and has been reasonably maintained.

Section 3.18. Transactions with Related Parties.

Section 3.18 of the Disclosure Schedule sets forth all Contracts between any Group Company, on the one hand, and Affiliates of any Group Company, on the other hand, that will not be terminated effective as of the Closing Date. To the Knowledge of Bioceres, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of securities of a company whose securities are registered under the Exchange Act of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Certain Business Practices

(a) The Company, the other Group Companies and, to the Knowledge of Bioceres, their respective directors, officers, employees, consultants, sales representatives, distributors and agents have complied at all times since January 1, 2016, and are in compliance, with (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Group Companies operate or have operated and in which any agent thereof is conducting or has conducted business involving any Group Company. None of the Group Companies nor, to the Knowledge of Bioceres, any of their respective directors, officers, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. The Group Companies (x) have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Group Companies operates and (y) have maintained such policies and procedures in force.

(b) The Group Companies have at all times since January 1, 2016 been, and are, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which such Group Companies do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”). No Group Company manufactures or exports any technology, product, technical data or any other material that is subject to U.S. Export and Sanctions Regulations (other than, with respect to the Export Administration Regulations, items designated as EAR99 on the Commodity Classification List). The Group Companies (i) have instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Group Companies operate or are otherwise subject to jurisdiction and (ii) have maintained such policies and procedures in force.

(c) Except as disclosed in Section 3.19(c) of the Disclosure Schedule, no Group Company (i) has received, directly or, to the Knowledge of Bioceres, indirectly, material grants or similar funding from any Governmental Entity since January 1, 2016, (ii) is, or since January 1, 2016, has been, a party to any customer or supply Contract (whether classified or unclassified) with any Governmental Entity as a prime contractor or as a subcontractor, (iii) has received or placed, since January 1, 2015, any priority contracts or orders under the Defense Priorities and Allocation System, (iv) stores or accesses information that is classified for national security purposes under Executive Order 13526 (or any similar Law) or (v) has been granted a facility security clearance. To the Knowledge of Bioceres, no director or senior executive of any Group Company holds a personnel security clearance in relation to such director or senior executive’s job at such Group Company.

Section 3.20. Customers and Suppliers.

Section 3.20 of the Disclosure Schedule sets forth a list of the Group Companies’ fifteen (15) largest customers and the fifteen (15) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the fiscal year ending June 30, 2018, showing the approximate total sales by the Group Companies to each such customer and the approximate total purchases by the Group Companies from each such supplier, during each such period. No such customer or supplier listed in Section 3.20 of the Disclosure Schedule has (a) terminated its relationship with any of the Group Companies, (b) reduced its business with any of the Group Companies or adversely modified its relationship with the Group Companies as a whole, (c) notified any of the Group Companies in writing of its intention to take any of the actions described in clauses (a) or (b), and (d) to the Knowledge of Bioceres, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Group Companies taken as a whole.

Section 3.21. Company Information.

None of the information supplied or to be supplied by Bioceres relating to the Group Companies and/or their respective shareholders, stockholders, members, control Persons and Representatives expressly for inclusion or incorporation by reference in (a) the filings with the SEC, (b) mailings to holders of Union Ordinary Shares with respect to the Transaction Proposals, and/or the redemption of Public Shares, and/or (c) any other document filed with any Governmental Entity in connection herewith (including the Proxy Statement and the Registration Statement) and any supplements thereto, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Bioceres or that is included in such filings and/or mailings).

Section 3.22. State Takeover Statutes.

To the Knowledge of Bioceres, no state takeover statute or similar statute applies or purports to apply to any Group Company with respect to this Agreement, the Ancillary Documents, or any of the transactions contemplated hereby and thereby.

Section 3.23. Product Warranty; Product Liability.

(a) To the extent any warranties are implied or imposed by any Law, no Group Company Product sold, distributed, delivered or licensed by any Group Company or any of its licensees, partners, collaborators or joint venturers is subject to any guaranty or warranty from or on behalf of any Group Company. Section 3.23(a) of the Disclosure Schedule lists each claim exceeding the equivalent of thirty-five thousand U.S. Dollars (US$35,000) made, or to the Knowledge of Bioceres, threatened against any Group Company, during the three (3) years preceding the date of this Agreement, by a customer or any other Person alleging that (i) such Group Company Product (A) did not comply with any express or implied warranty regarding such Group Company Product, (B) contained an unintended Hazardous Substance, or (C) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) a Group Company or any licensee, partner, collaborator, joint venturer, supplier, warehouse, distributor or seller of any Group Company Product breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transport of any such Group Company Product.

(b) No Group Company, nor, to the Knowledge of Bioceres, any of its licensees, partners, collaborators or joint venturers has developed, manufactured, commercialized, produced, formulated, propagated, modified, customized, processed, distributed or sold any Group Company Product that did not comply with any express or implied warranty regarding such Group Company Product or that contained any unintended Hazardous Substance or that was otherwise adulterated, contaminated, mislabeled, defective, off-specification or improperly packaged or transported.

(c) Each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has in place policies and procedures that are reasonably designed to ensure that there is no presence of transformation events regulated by any relevant Governmental Entity in any Group Company Product produced, transferred to Third Parties for trialing or multiplication purposes, exported and/or commercialized by a Group Company or any of its licensees, partners, collaborators or joint venturers that is not in accordance with any Law. Each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has obtained all Permits and have made all material declarations and filings required by any Law for the handling and delivery to Third Parties of Group Company Products and during the three (3) years preceding the date of this Agreement, each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has complied with, and has reasonably monitored the compliance of their respective counterparties with, applicable industry standards and including without limitation, herbicide resistance management practices and insect resistance management practices.

(d) Except as set forth in Section 3.23(d) of the Disclosure Schedule there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Group Company Product or any similar actions, investigations, notices or threatened recalls by any Governmental Entity with respect to any Group Company Product and, to the Knowledge of Bioceres, no facts or circumstances exist that are reasonably likely to (i) result in the recall, market withdrawal or replacement of any Group Company Product sold or intended to be sold, or (ii) cause, as a result of any regulatory action by any Governmental Entity, (y) a material change in the labeling or packaging of any Group Company Product or (z) a termination or suspension of the marketing, distribution or sale of any Group Company Product.

(e) Except as set forth in Section 3.23(e) of the Disclosure Schedule, no Person has claimed or, to the Knowledge of Bioceres, alleged during the three (3) years preceding the date of this Agreement that any Group Company has committed any act, or failed to commit any act, which would result in, and there has been no occurrence which would reasonably give rise to, or form the basis of, whether or not covered by insurance, any (i) product Liability, (ii) Liability for injuries or damage to individuals or property (including without limitation any crops, animals or livestock) or (iii) Liability for economic damages or losses including, without limitation, claims relating to alleged crop failure or damage from insects or fungus, inadequate crop yield or inadequate biotic or drought tolerance.

Section 3.24. Pre-Closing Reorganization Contracts

Section 3.24 of the Disclosure Schedule sets forth a list of all Contracts to which Bioceres is a party immediately prior to the Pre-Closing Reorganization. Set forth next to the title of each such Contract is reference to whether such Contract (i) is assignable without consent and therefore will be assigned to the Company in connection with the Pre-Closing Reorganization or (ii) requires the consent, approval or waiver (the “Pre-Closing Reorganization Consents”), whether of an Affiliate or Third Party, in order for it to be assigned to the Company prior to Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BIOCERES AND PARENT

Except as set forth in the Schedules, Bioceres and Parent hereby jointly and severally represent and warrant to Union as follows:

Section 4.1. Authority.

Bioceres and Parent have the requisite corporate and sociedad anónima power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Documents to which Bioceres and Parent, as applicable, are a party and Bioceres and Parent have, or prior to the Closing will have, the requisite limited liability company and sociedad anónima, power and authority, as applicable, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by Bioceres and Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, in the case of Bioceres (or limited liability company, in the case of Bioceres if after the Pre-Closing Reorganization) and all necessary sociedad anónima action, in the case of Parent. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Bioceres and/or Parent will be a party will be, when delivered at the Closing) duly executed and delivered by Bioceres (and Parent, upon execution the Parent Joinder) and constitutes (and, with respect to each of the Ancillary Documents to which Bioceres and/or Parent will be a party when delivered at Closing, will constitute) a valid, legal and binding agreement of Bioceres and Parent, as applicable (assuming that this Agreement has been, and the Ancillary Documents to which Bioceres and/or Parent are/is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Bioceres and Parent, as applicable, in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2. No Violations; Consents and Approval.

The execution and delivery of this Agreement and any Ancillary Document by Bioceres and/or Parent, does not, and the consummation of the transactions contemplated hereby and performance by Bioceres and Parent, as applicable, of their respective obligations hereunder and thereunder will not: (a) result in any violation of Bioceres or Parent’s Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Bioceres or Parent under any Contract to which either is a party or by which either is bound or to which either’s assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to Bioceres and/or Parent or by which either of their respective assets or properties is bound; (d) result in the creation or imposition of any Lien upon any assets or properties of Bioceres or Parent; or (e) trigger any change of ownership or change of control provisions in any Contract entered into by Bioceres or Parent. Except as set forth in Section 4.2(b) of the Disclosure Schedule, no Consent or Permit with respect to any Person or Governmental Entity is required on the part of Bioceres or Parent in connection with: (a) the execution and delivery of this Agreement and any of the Ancillary Documents by Bioceres or Parent, or the performance of such party’s respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; or (b) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Bioceres or Parent.

Section 4.3. Title to the Company Shares and Bioceres Semillas Shares; Ownership of the Company and Bioceres Semillas.

(a) As of the date hereof, Bioceres owns beneficially and of record the Company Shares and has good and valid title to the Company Shares free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, Bioceres will be the record and beneficial owner of the Company Shares and it will have good and valid title to the Company Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

(b) As of the date hereof, Bioceres owns beneficially and of record the Bioceres Semillas Shares and has good and valid title to the Bioceres Semillas Shares free and clear of all Liens (other than (i) restrictions under applicable federal, state and other securities laws and (ii) Permitted Liens). As of immediately prior to the Closing, Bioceres will be the record and beneficial owner of the Bioceres Semillas Shares and it will have good and valid title to the Bioceres Semillas Shares, free and clear of all Liens (other than (i) restrictions under applicable federal, state and other securities laws and (ii) Permitted Liens).

Section 4.4. Litigation.

As of the date hereof, (a) there is no material Proceeding pending or, to the Knowledge of Bioceres, threatened against Bioceres or Parent before any Governmental Entity which, and (b) neither Bioceres nor Parent is subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on Bioceres’ ownership of the Company Shares and the Bioceres Semillas Shares, or otherwise prevent or materially delay the Closing.

Section 4.5. Brokers.

Except as set forth in Section 4.5 of the Disclosure Schedule, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bioceres or Parent for which any Group Company would become liable after the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF UNION

Union hereby represents and warrants to Bioceres as follows:

Section 5.1. Incorporation.

Union is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which Union is a party. Union has delivered to Bioceres true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. Union is not in default under or in violation of any material provision of such Governing Documents.

Section 5.2. Authority.

Union has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Union is a party and, except as contemplated by this Agreement and the Ancillary Documents, to consummate the transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Documents, the execution and delivery of this Agreement and the Ancillary Documents to which Union is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Union and no other proceeding (including by its equityholders) on the part of Union is necessary to authorize this Agreement and the Ancillary Documents to which Union is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Union is a party will be when executed and delivered by Union at the Closing) duly and validly executed and delivered by Union and constitutes (and, with respect to each of the Ancillary Documents to which Union will be a party, will constitute) a valid, legal and binding agreement of Union (assuming this Agreement has been and the Ancillary Documents to which Union is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against Union in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. No Violations; Consents and Approvals.

The execution and delivery of this Agreement and the Ancillary Documents do not, and the consummation of the Transaction by Union and performance by Union of its obligations hereunder and thereunder will not: (a) result in any violation of the Union Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Union under, any Contract to which Union is a party or by which it is bound or to which its assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to Union or by which Union or its assets or properties are bound; and (d) require any Consent of any Governmental Entity or any party to any material Contract to which Union is a party or by which Union is bound or to which Union’s assets or properties are subject. No Consent or Permit with respect to any Person or Governmental Entity (except the SEC in connection with the Proxy Statement and Registration Statement to be filed with the SEC in connection with the transactions contemplated by this Agreement) is required on the part of Union in connection with the execution and delivery of this Agreement and the Ancillary Documents by Union, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 5.4. Absence of Changes.

Between the date of Union’s formation and the date of this Agreement, (a) there has not been a Union Material Adverse Effect and (b) Union has conducted its business only in the ordinary course of business.

Section 5.5. Brokers.

Except as set forth on Schedule 5.5, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which Bioceres may become liable.

Section 5.6. Union Information.

None of the information supplied or to be supplied by Union or any of its Affiliates expressly for inclusion or incorporation by reference, if applicable, in (a) the filings with the SEC, including the Registration Statement (which contains the Proxy Statement in connection with the Transaction Proposals), (b) mailings to holders of Union Ordinary Shares with respect to the Transaction Proposals, and/or the redemption of Public Shares, and/or (c) any other document filed with any Governmental Entity in connection herewith and any supplements thereto, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Union or that are included in the Union SEC Documents). No representation or warranty is made by Union with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Bioceres or any Group Company.

Section 5.7. Trust Account.

As of the date hereof, Union has approximately one hundred and seventeen million seventy-six thousand seventy-four U.S. Dollars (US$117,076,074) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

Section 5.8. Listing.

The Union Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE. There is no Proceeding pending or, to Union’s knowledge, threatened in writing against Union by the SEC with respect to the deregistration of the Union Ordinary Shares under the Exchange Act. As of the date hereof, there is no Proceeding pending or, to Union’s knowledge, threatened in writing against Union by the NYSE with respect to the delisting of the Union Ordinary Shares on the NYSE. Union has taken no action that is designed to terminate the registration of the Union Ordinary Shares under the Exchange Act.

Section 5.9. Union Board Approval.

The Union Board, at a meeting duly called and held and acting upon the unanimous recommendation of the members of the Union Board, has, as of the date of this Agreement, (a) approved and declared the advisability of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including but not limited to the Proxy Statement and the Registration Statement and the filing thereof with the SEC; (b) determined that this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby are in the best interests of Union and the holders of Union Ordinary Shares, (c) determined that as of the date of this Agreement, the Group Companies will have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding Taxes payable on the income earned on the Trust Account), and (d) approved the calling of the Extraordinary General Meeting.

Section 5.10. Union SEC Documents and Financial Statements.

Union has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Union with the SEC since Union’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Union SEC Documents”). Union has made available to Bioceres copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) Union’s Quarterly Reports on Form 10-Q for each fiscal quarter of Union beginning with the first quarter Union was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form S-1, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Bioceres pursuant to this Section 5.10) filed by Union with the SEC since Union’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the “Union SEC Documents”). The Union SEC Documents were, and the Additional Union SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations under each. The Union SEC Documents did not, and the Additional Union SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Union SEC Document or Additional Union SEC Document has been or is revised or superseded by a later filed Union SEC Document or Additional Union SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.10, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.11. Litigation.

As of the date of this Agreement, (a) there is no Proceeding pending or, to Union’s knowledge, threatened against Union before any Governmental Entity, which, and (b) Union is not subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to Union, taken as a whole. Union has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

Section 5.12. Absence of Certain Payments.

As of the date of this Agreement, to Union’s knowledge, neither Union, nor any Representative acting on Union’s behalf, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.13. Union Ordinary Shares.

Union has not granted any rights to convert any indebtedness into Union Ordinary Shares.

Section 5.14. Tax Matters.

(a) Union has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Union Tax Returns required to be filed by or with respect to Union, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Taxes required to be paid by or with respect to Union (whether or not shown on any Union Tax Return).

(b) No extension of time to file any Union Tax Return, which Union Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Union Tax Return.

(c) Union has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, U.S. local or non-U.S. law); by reason of any agreements, contracts or arrangements (other than customary provisions in commercial contracts the primary purpose of which is not Tax), as a successor or transferee.

(d) Union has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Section 3402 of the Code).

(e) There is no Lien for any Tax upon any asset or property of Union (except for Permitted Liens).

(f) There is no U.S. state, U.S. local or non-U.S. Proceeding related to Taxes that is pending or currently being conducted, or to the knowledge of Union, threatened or proposed in writing with regard to Union, any Union Tax or any Union Tax Return. Union has never received from any U.S. federal, state or local, or non-U.S. taxing authority any written (i) notice indicating an intent to open a Proceeding related to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Union.

(g) No statute of limitations for any ongoing Proceeding relating to Union Tax or any Union Tax Return has been modified, extended or waived.

(h) Union is resident for Tax purposes solely in the Cayman Islands. No jurisdiction where Union has not filed a Tax Return or paid Tax has made a written claim for the payment of any Tax by Union or the filing of any Tax Return by Union.

(i) Union is not and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) agreement entered into with any taxing authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (iii) deferred intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law); (iv) installment sale or open transaction or disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election (including a protective election) made under Section 108(i) of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (vii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owning “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing, (viii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or “global intangible low-taxed income” (within the meaning of Section 951A of the Code) prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code).

(j) Union is not and has never been a beneficiary of or otherwise participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Union has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l) Union is not a party to a gain recognition agreement under Section 367 of the Code, and Union has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) Union does not have Liability for any unpaid Taxes which have not been accrued for or reserved on Union’s balance sheets included in Union’s audited consolidated financial statements, whether asserted or unasserted, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Union in the ordinary course of business.

(n) Union is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial agreements entered into in the ordinary course of business, the primary purpose of which is not Taxes).

(o) Union is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period referred to in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE 6
COVENANTS

Section 6.1. Conduct of Business of Union and the Group Companies.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), (i) Union shall, (ii) Bioceres shall cause the Group Companies to and (iii) prior to the Pre-Closing Reorganization, Parent shall cause Bioceres Semillas to, except as set forth herein or as consented to in writing by Union and Bioceres or Union and Parent, to the extent applicable, (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (A) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (B) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable Law or as set forth in Schedule 6.1(b), Bioceres shall cause the Group Companies and, prior to the Pre-Closing Reorganization, Parent shall cause Bioceres Semillas, not to do or cause to be done any of the following without the prior consent of Union (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to any other Group Company) (A) any equity securities of or any equity interest in any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of or any equity interest in any Group Company;

(ii) (A) obtain or incur any Indebtedness which, on a pro forma basis, would cause the Indebtedness of the Group Companies to exceed one hundred and one million U.S. Dollars (US$101,000,000) or (B) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than Permitted Liens;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of four hundred and fifty thousand U.S. Dollars (US$450,000);

(iv) acquire (by merger, consolidation or combination, or acquisition of shares or stock or assets) any corporation, partnership or other business organization or division thereof;

(v) except in the ordinary course of business and would not qualify as a Material Contract or Material Lease under this Agreement, enter into, amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $250,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company other than in the ordinary course of business; or (D) other than as required by applicable Law, increase the coverage or benefits available under any Employee Benefit Plan or Foreign Benefit Plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) make any capital expenditures in excess of $350,000 individually;

(viii) adopt, terminate or change any method of financial or Tax accounting or financial or Tax accounting practice used by any Group Company, other than as required by IFRS or applicable Law;

(ix) make any material election relating to Taxes; alter, modify, change, terminate or revoke any election relating to Taxes; enter into any closing agreement or other Tax-related agreement with a taxing authority; settle any material Proceeding relating to Taxes; file any amended Tax Return relating to a material amount of Taxes; or take any affirmative action to surrender any right to claim a material Tax refund;

(x) allow any material insurance policy of the Group Companies to lapse uncured;

(xi) effect or agree to any change, other than in the ordinary course of business with regard to any material practices or terms, including payment terms, with respect to Group Company customers or suppliers listed in Section 3.20 of the Disclosure Schedule;

(xii) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of four hundred thousand U.S. Dollars (US$400,000);

(xiii) adopt or propose any amendment to the Governing Documents of any Group Company, other than in connection with the Pre-Closing Reorganization;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, other than the Pre-Closing Reorganization; or

(xv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

(c) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement or as required by applicable Law, Union shall not do or cause to be done any of the following without the prior consent of Bioceres (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (A) any shares, capital stock or other equity or debt securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Union to issue, deliver or sell any shares, capital stock or other equity or debt securities;

(ii) adopt or propose any amendment to the Governing Documents of Union;

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person (except, for the benefit of doubt, the Group Companies), or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity or debt securities, or make any other agreements with respect to, any of its shares of capital stock or any other equity or debt securities or adopt or implement any shareholder, stockholder or member rights plan;

(v) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any Union Ordinary Shares or any other equity or debt securities of Union;

(vi) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) (A) obtain or incur any Indebtedness in excess of five hundred thousand U.S. Dollars (US$500,000) (other than pursuant to the Union’s credit facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of Union;

(ix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than (A) pursuant to the terms of a material Contract in existence as of the date hereof or entered into in the ordinary course of business or (B) in connection with the engagement of legal counsel, tax or financial advisors or other consultants in connection with the transactions contemplated hereby; or

(x) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Certain Tax Matters.

All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) arising in connection with the transfer of the Company Shares and the Bioceres Semillas Shares hereunder shall be borne by Union. Union shall file such Tax Return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

Section 6.3. Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice, and subject to applicable Law and restrictions contained in the confidentiality agreements to which the Group Companies are subject, Bioceres shall cause the Group Companies to provide to Union, and its authorized Representatives, during normal business hours, reasonable access to all books and records of the Group Companies reasonably requested by Union (in a manner so as to not interfere with the normal business operations of any Group Company); provided that (i) such access shall occur in such a manner as Bioceres reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (ii) all requests for such access shall be directed to the Bioceres Designated Contact. All of such information provided to Union, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Union.

(b) During the Pre-Closing Period, upon reasonable notice, Union shall provide to Bioceres, and its authorized Representatives during normal business hours reasonable access to all books and records of Union reasonably requested (in a manner so as to not interfere with the normal business operations of Union); provided that (i) such access shall occur in such a manner as Union reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (ii) all requests for such access shall be directed to the Union Designated Contact. All of such information provided to Bioceres, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Union.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, the Parties shall cooperate with the one another and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable best efforts to obtain all consents, Permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement.

(c) Each Party shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each Party shall promptly advise the other Party upon their or, in the case of Bioceres, any of its Subsidiaries, receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Documents that causes Union to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(d) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. Preparation of Proxy Statement/Registration Statement.

(a) As promptly as practicable after the execution of this Agreement (provided that Bioceres has provided to Union all of the information described in Section 6.5(e) hereof), Union and Bioceres shall use best efforts to jointly prepare and Union shall cause to be filed with the SEC, in preliminary form, the Registration Statement (which shall include the proxy statement/prospectus to be filed with the SEC (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”)) in connection with the registration under the Securities Act of the Exchange Shares and Union Warrants to be issued in connection with the Exchange. Union shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Bioceres and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement (which includes the Proxy Statement) and any other document each time before any such document is filed with the SEC, and Union shall give reasonable and good faith consideration to any comments made by Bioceres and their counsel. Union shall provide Bioceres and their counsel with (i) any comments or other communications, whether written or oral, that Union or their counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement (which includes the Proxy Statement) promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Union to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(b) As soon as is reasonably practicable after the filing of the Registration Statement in preliminary form and the receipt by Union from Bioceres of all information contemplated under Section 6.5(a), Union shall prepare and file the Registration Statement in definitive form with the SEC under the Exchange Act, and with all other applicable regulatory bodies, all in accordance with and as required by any applicable rules and regulations of the SEC and the NYSE. Union shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Union shall set a record date (the “Record Date”) for determining the holders of Union Ordinary Shares entitled to attend the Extraordinary General Meeting. Union will cause the Proxy Statement to be mailed to each holder of Union Ordinary Shares as of the Record Date promptly after the Registration Statement is declared effective under the Securities Act.

(c) Union will advise Bioceres, promptly after Union receives notice thereof, of the time when the Registration Statement (which includes the Proxy Statement) has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Exchange Shares or the Union Warrants for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement (which includes the Proxy Statement) or for additional information.

(d) Each of the Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to holders of Union Ordinary Shares and at the time of the Extraordinary General Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to Bioceres, any Group Company or Union, or any of their respective Affiliates, directors or officers is discovered by either Party that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Union Ordinary Shares.

(e) Bioceres acknowledges that a substantial portion of the Registration Statement will include disclosure regarding Bioceres, the Group Companies and their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, Bioceres agrees to, and agrees to cause the Group Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide Union with all such information that is required or reasonably requested by Union to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of Union to the SEC or the NYSE in connection with the transactions contemplated hereby, including but not limited to a correct and complete copy of (i) the audited combined balance sheets of the Group Companies for the year ended June 30, 2018, six (6) months ended June 30, 2017 and year ended December 31, 2016 and the related audited combined statements of operations, shareholders’ equity and cash flows for such periods (including the notes related thereto) (the “Audited Combined Financial Statements”) and (ii) the unaudited combined financial statements (including any related notes thereto) of the Group Companies at and for the three (3) months ended September 30, 2018 and 2017 (the “Interim Financial Statements”) complying as to form in all material respects, and prepared in accordance with IFRS, as modified by the rules and regulations of the SEC, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such Audited Combined Financial Statements and Interim Financial Statements shall fairly present in all material respects the financial position of the Group Companies at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

Section 6.6. Transaction Proposals and the Union Shareholder Approval.

Union shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Extraordinary General Meeting”) in accordance with Union’s Governing Documents, for the purposes of (i) providing holders of Public Shares with the opportunity to elect to effect a Share Redemption and (ii) seeking a vote from the holders of Union Ordinary Shares in favor of (A) adopting and approving this Agreement, the Ancillary Documents and any related transactions contemplated hereby or thereby; (B) appointing seven (7) directors to the post-Closing Union Board, five (5) of whom shall be designated by Bioceres and two (2) of whom shall be designated by the pre-Closing Union Board; (C) amending the Union Articles to change the name of Union to Bioceres Crop Solutions Corp. and to amend certain other provisions that will no longer be relevant upon consummation of the transactions contemplated herein; (D) approving the issuance of more than 20% of the issued and outstanding Union Ordinary Shares to Bioceres for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual; (E) adopting and approving any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement (which includes the Proxy Statement) or in correspondence related thereto, and of any other proposals reasonably agreed by the Parties as necessary or appropriate in connection with this Agreement and the transactions contemplated hereby; (F) adjourning the Extraordinary General Meeting (such proposals in (A) through (F), together, the “Transaction Proposals” and the approval in favor of such Transaction Proposals, the “Union Shareholder Approval”).

Section 6.7. Third Party Consents.

(a) Without limiting Bioceres’ obligations set forth in this Agreement, prior to the Closing, and as necessary, following the Closing, Bioceres shall, and shall prior to Closing cause each of the Group Companies to, use its commercially reasonable efforts to (i) notify any Third Parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby; (ii) obtain all necessary consents, approvals or waivers from Third Parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company or other Group Company) so that none of the effects set forth in Section 3.3(b) or Section 4.2(b) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Bioceres or the consummation of the transactions contemplated hereby and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated hereby as promptly as possible after the date hereof. In furtherance of the foregoing, Union shall cooperate and use all commercially reasonable efforts to assist Bioceres in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Third Party whose consent is sought hereunder.

(b) Without limiting Union’s obligations set forth in this Agreement, prior to the Closing, Union shall use its commercially reasonable efforts to (i) notify any Third Parties who are required to be notified of the transactions contemplated hereby and (ii) satisfy any legal requirement necessary for the consummation of the transactions contemplated hereby.

Section 6.8. Notice.

Prior to the Closing, (a) Bioceres shall promptly notify Union in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty of Bioceres or regarding the Group Companies or breach of any covenant by Bioceres in this Agreement such that any of the conditions contained in Section 7.2(a) or Section 7.2(b) would not be satisfied and (b) Union shall promptly notify Bioceres in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Union in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.9. Public Announcements.

Union and Bioceres shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that either Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that either Party shall provide the other Party with copies of any such announcement in advance of such issuance; provided, further, that either Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

Section 6.10. Exclusive Dealing.

(a) During the Pre-Closing Period, Bioceres and Parent, as applicable, shall not take, nor shall either permit any of their respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than with Union and/or its Affiliates) concerning any purchase of any of the Company’s or Bioceres Semillas’ equity securities (to the extent owned by Parent) or any merger, sale of substantial assets or similar transaction involving any Group Company.

(b) During the Pre-Closing Period, Union shall not take, nor shall it permit any of its respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than with Bioceres, Parent and/or their respective Affiliates) concerning any Business Combination or the acquisition of any operating business, merger, or acquisition of substantial assets or similar transaction involving Union.

Section 6.11. Documents and Information.

From and after the Closing Date, Union and Bioceres shall (and Bioceres shall cause the Group Companies to) retain all books and records relating to the Group Companies and their respective businesses, in each case, with respect to the period before the Closing, for a period of six (6) years after the Closing Date (or such longer period as may be required under applicable Law). The Parties shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by a Party in connection therewith.

Section 6.12. Contact with Customers, Suppliers and Other Business Relations.

During the Pre-Closing Period, Union hereby agrees that (other than with respect to the Bioceres Designated Contact) it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any partner, member, equityholder (other than Bioceres), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of Bioceres, which shall not be unreasonably withheld.

Section 6.13. [RESERVED].

Section 6.14. No Ordinary Shares Transactions; Listing.

Neither Bioceres or Parent nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Company or of Bioceres Semillas, applicable, prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Bioceres and Parent shall use reasonable best efforts to require each of their respective Representatives, associates, clients and customers to comply with the foregoing sentence. From the date of this Agreement through the Closing, Union shall take all reasonable efforts which are necessary or reasonably desirable for Union to remain listed as a public company on, and for the Union Ordinary Shares to be tradable on the NYSE.

Section 6.15. No Claim Against Trust Account.

Notwithstanding anything else in this Agreement, Bioceres acknowledges that it has read the final prospectus of Union, dated February 28, 2018, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations and understands that Union has established the Trust Account for the benefit of holders of Public Shares and that prior to the Closing, Union may disburse monies from the Trust Account only in accordance with the express terms of the Trust Agreement. Bioceres further acknowledges that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, if the transactions contemplated by another Business Combination) are not consummated by December 2, 2019, Union will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the terms of the Union Articles. Accordingly, Bioceres and each of its members, for each of itself, himself, herself and the Subsidiaries, affiliated entities, shareholders and Representatives of Bioceres and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Union to collect from the Trust Account any monies that may be owed to them by Union for any reason whatsoever, including a breach of this Agreement by Union or any negotiations, agreements or understandings with Union (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.13). This paragraph will survive the termination of this Agreement for any reason.

Section 6.16. Union Borrowings.

Through the Closing, Union shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Union in due course on a non-interest bearing basis and repayable in cash at Closing; provided, however, that Union’s directors, officers, shareholders and their respective Affiliates may loan funds to Union for deposit in the Trust Account to fund the extension of the date by which Union must complete its initial business combination as long as such loans are repaid in cash upon or prior to Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Union’s directors, officers or shareholders.

Section 6.17. Post-Closing Integration and Transition.

The Parties agree to cooperate with one another in the preparation of a post-Closing integration and transition plan.

Section 6.18. Amending Governing Documents.

Immediately following the Closing and subject to approval by the holders of Union Ordinary Shares at the Extraordinary General Meeting, Union shall amend the Union Governing Documents to change the name of Union to Bioceres Crop Solutions Corp. (among other things that Union deems necessary to reflect the consummation of the transactions contemplated by this Agreement). Immediately following the Closing and subject to the requisite approval, Bioceres’ Governing Documents shall be amended as Union deems necessary to reflect the consummation of the transactions contemplated by this Agreement.

Section 6.19. Post-Closing Union Board.

The Parties shall use commercially reasonable efforts to ensure that at the Closing the Union Board shall be comprised of seven (7) members, five (5) of whom shall be designated by Bioceres and two (2) of whom shall be designated by the pre-Closing Union Board. One director designated by the pre-Closing Union Board will serve in the second class of directors, whose term will expire at the second annual meeting and one director designated by the pre-Closing Union Board will serve in the third class of directors, whose term will expire at the third annual meeting. For the avoidance of doubt, any such directors designated by Union shall receive consideration for their duties as members of the Union Board commensurate with that which is received by the non-officer members of the Union Board that are not designated by Union.

Section 6.20. [RESERVED].

Section 6.21. D&O Insurance and Indemnification.

(a) After the Closing, the Parties agree that all rights to indemnification, advancement of expenses and exculpation by Union now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of Union shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) After the Closing, Union shall (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by Union immediately prior to the Closing Date (provided, that Union may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Union when compared to the insurance maintained by Union as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of Union, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the transactions contemplated hereby).

Section 6.22. Pre-Closing Reorganization.

(a) Within five (5) days of the approval of the transactions contemplated herein by the then-current holders of the Union Ordinary Shares, (i) Bioceres shall be converted into a Delaware limited liability company and (ii) all of the assets and liabilities of Bioceres shall be transferred to the Company and (iii) all of the Bioceres Semillas Shares shall be transferred by the Parent to Bioceres (in exchange for limited liability company interests in Bioceres) such that Bioceres will be the owner of the Bioceres Semillas Shares. The foregoing clauses (i) through (iii) are referred to herein as the “Pre-Closing Reorganization”. For the avoidance of doubt, the steps that are necessary to effect the Pre-Closing Reorganization are set forth on Schedule 6.22(a).

(b) Notwithstanding the foregoing, Bioceres shall cause all documentation necessary to properly effect the Pre-Closing Reorganization as contemplated by the parties hereto to have been received, approved and authorized, as applicable, including but not limited to (i) the Pre-Closing Reorganization Consents, (ii) all documentation relating to the transfer of any equity ownership among the relevant Group Companies and its Affiliates and (iii) all documentation necessary to assign any Group Company Intellectual Property or other Intellectual Property rights owned, licensed or sublicensed by Bioceres or Parent, as applicable, which, for the avoidance of doubt shall include any Marks, to the Company in order for the management and operations of the business of the Group Companies to continue to be managed and operated as they were immediately prior to the Pre-Closing Reorganization. For the avoidance of doubt, all steps involved in the Pre-Closing Reorganization shall be effected in a manner such that the business of the Group Companies individually and collectively continues to be managed and operated in the same manner as it was managed and operated prior to the Pre-Closing Reorganization.

(c) On the Closing Date, Union shall file a registration before the Public Registry of Commerce of the City of Buenos Aires as a shareholder of Bioceres Semillas.

Section 6.23. Parent Joinder.

Simultaneously with the Closing, Parent shall sign a joinder to this Agreement (the “Parent Joinder”) in the form attached hereto as Exhibit E solely for the purposes set forth therein.

Section 6.24. Rizobacter Call Option.

(a) Simultaneously with the Closing, the option set forth in the Rizobacter call option agreement attached as Exhibit F hereto (the “Rizobacter Call Option”), shall be exercised in accordance with its terms, whereby the shares of Rizobacter Argentina S.A. (“Rizobacter”) shall be purchased by RASA Holding LLC (and not Parent) using (a) cash in the Trust Account, (b) Union Ordinary Shares redeemed prior to or concurrently with the Closing, (c) Exchange Shares or (d) any combination of items (a) through (c).

(b) The parties hereto agree that following the Closing, for so long as the Founders maintain any equity interest in Union, the Founders shall have information rights with respect to any and all matters (whether in person or in writing) that come before the boards of directors of RASA Holding LLC and Rizobacter.

Section 6.25. Intellectual Property.

(a) All Intellectual Property license and/or sublicense agreements which are necessary or convenient for the performance of each of the Group Companies’ businesses as currently conducted or as proposed to be conducted shall be in written form and shall be in full force and effect prior to the commercialization of the products of each Group Company, including but not limited to a perpetual, worldwide license from Parent to the Company, including the right of the Company to grant sublicenses to any other Group Company or to Third Parties in any country in the world, over any Intellectual Property owned by or licensed to Parent related to HAHB-4, HB4 Modified, HAHB-10, COXC5-1 and rGRF-3 technologies, as applied to, or in any way applicable to, wheat, soy and corn, and over any technology owned by or licensed to Parent that is related in any way to agriculture, including but not limited to crop productivity solutions such as seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers.

(b) Prior to the Closing, Bioceres shall (i) file the assignments to the applicable Group Company with the Network Information Center of Argentina or its equivalent in another jurisdiction the internet domain names listed in Schedule 6.25(b)(i) and (ii) file the assignments to the applicable Group Company before the Argentine Patent and Trademark Office—Instituto Nacional de la Propiedad Industrial (INPI) all Marks listed in Schedule 6.25(b)(ii) and/or before any other pertinent trademark office.

(c) Prior to the Closing, Bioceres shall obtain from Parent a written undertaking that it will enter into a license agreement on the terms set forth in the IP Outline attached as Exhibit D to that certain LLC Agreement of Verdeca LLC, dated February 24, 2012, between ArcadiaBiosciences, Inc. and Bioceres, Inc. as Parent is not a party to such Letter Agreement.

(d) Notwithstanding the forgoing, prior to the Closing, (i) Parent shall grant to the applicable Group Company and (ii) Bioceres and Parent shall use best efforts to obtain from any Third Party all assignments, licenses, sublicenses, consents and/or any other authorizations or documents necessary or convenient to fully comply with the provisions of this Section 6.25.

(e) Prior to the Closing, Bioceres shall, or shall cause Parent or the applicable Group Company to, file all documents (whether physical, digital or otherwise) with, and/or perform any required procedures before, the applicable Governmental Entity in any country in the world in charge of the registration of Intellectual Property (such as the Argentine Patent and Trademark Office—Instituto Nacional de la Propiedad Industrial (INPI)) that may be necessary or required by applicable Law to (i) give effect to the provisions of this Section 6.25 or any other provision of this Agreement and (ii) to ensure Union receives the benefits it has bargained for hereunder.

Section 6.26. Pre-Closing Matters.

Prior to the Closing, Bioceres shall and shall cause Parent to (a) take the remedial actions set forth on Schedule 6.26(a) and (b) (i) deliver written notice to and (ii) use commercially reasonable efforts to obtain an acknowledgement of such notice from the Third Parties set forth on Schedule 6.26(b) in connection with the agreements set forth therein.

Section 6.27. Intellectual Property and Technology Rights.

Bioceres, Parent and Union agree that, following the Closing, Union will have a perpetual right to (i) obtain an exclusive license to use any Intellectual Property developed (whether in development as of the date of this Agreement or hereafter) by Bioceres or Parent (or any of their respective direct or indirect Subsidiaries, including but not limited to the Excluded Subsidiaries) or that comes into Bioceres or Parent’s (or any of their respective direct or indirect Subsidiaries’, including but not limited to the Excluded Subsidiaries’) possession and to (ii) obtain an exclusive right to commercialize any Intellectual Property or new technology that is developed (whether in development as of the date of this Agreement or hereafter) by Bioceres or Parent (or any of their respective direct or indirect Subsidiaries, including but not limited to the Excluded Subsidiaries) that is related in any way to agriculture, including but not limited to crop productivity solutions such as seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF
THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of Union and Bioceres.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parties) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no Proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such Proceeding and to appeal as promptly as possible any injunction or other order that may be entered;

(b) the filings of the Parties required, if any, pursuant to any anti-competition Laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(c) the Union Shareholder Approval shall have been obtained;

(d) each party hereto shall have executed and delivered, or caused to be executed and delivered, to the other parties hereto copies of each Ancillary Document to which such party or any of its respective Affiliates is a party;

(e) the Registration Statement shall have been declared effective; and

(f) Union shall have at least five million and one U.S. Dollars (US$5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Section 7.2. Other Conditions to the Obligations of Union.

The obligations of Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Union of the following further conditions:

(a) the representations and warranties regarding the Group Companies set forth in ARTICLE 3 hereof and of Bioceres and Parent set forth in ARTICLE 4 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Bioceres and Parent, as applicable, shall have performed and complied in all material respects with all covenants required to be performed or complied with by Bioceres and/or Parent under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Bioceres Material Adverse Effect shall have occurred and be continuing;

(d) the Indebtedness of the Group Companies shall not be more than one hundred and one million U.S. Dollars (US$101,000,000);

(e) all Consents under the Contracts listed in Section 3.3(b) and Section 4.2(b) of the Disclosure Schedule shall have been obtained;

(f) the Pre-Closing Reorganization shall have been effected and the Pre-Closing Reorganization Consents shall have been obtained;

(g) the Rizobacter Call Option shall have been exercised;

(h) the Parent Joinder shall have been executed and delivered by Parent;

(i) the sole member of Bioceres shall have approved and declared advisable this Agreement and the transactions contemplated hereby; and

(j) prior to or at the Closing, Bioceres shall have delivered the following closing documents:

(i) certificates (if any) evidencing the Company Shares, duly executed by officers of the Company;

(ii) certificates (if any) evidencing the Bioceres Semillas Shares, duly executed by officers of Bioceres Semillas;

(iii) a certificate of an authorized officer of Bioceres, dated as of the Closing Date, certifying (A) that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by Bioceres and (B) the resolutions of the sole member of Bioceres authorizing the execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby;

(iv) a properly executed certificate, dated as of the Closing Date, in a form reasonably acceptable to Union conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a properly executed notice as described in Treasury Regulations Section 1.897-2(h). Union shall be authorized to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing; and

(v) the Escrow Agreement, duly executed by an authorized officer of Bioceres.

Section 7.3. Other Conditions to the Obligations of Bioceres.

The obligations of Bioceres to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Bioceres of the following further conditions:

(a) the representations and warranties of Union set forth in ARTICLE 5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Union shall have performed and complied in all material respects with all covenants required to be performed or complied with by Union under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Union Material Adverse Effect shall have occurred and be continuing;

(d) the NYSE shall have approved Union, post Business Combination, for listing on the NYSE, subject to round lot holder requirements and Union Ordinary Shares shall be listed on the NYSE; and

(e) prior to or at the Closing, Union shall have delivered the following closing documents:

(i) the Escrow Shares, in book entry form, to the Escrow Agent;

(ii) the Closing Exchange Shares, in book entry form, to Bioceres;

(iii) certificates representing the Union Warrants to Bioceres;

(iv) a certificate of an authorized officer of Union, dated as of the Closing Date, certifying (A) that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied and (B) the resolutions of the Union Board authorizing the execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby;

(v) the Escrow Agreement, duly executed by an authorized officer of Union.

Section 7.4. Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER; EXPENSES

Section 8.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Union and Bioceres;

(b) by either Union or Bioceres, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable;

(c) by either Union or Bioceres, if any of the conditions to Closing set forth in ARTICLE 7 shall not have been satisfied or waived on or prior to March 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Union or Bioceres if the failure of the Closing to occur on or before the Outside Date is the result of a breach by Union or Bioceres of its representations, warranties, obligations or covenants under this Agreement;

(d) by either Union or Bioceres if the Union Shareholder Approval is not obtained at the Extraordinary General Meeting duly convened therefor (unless such Extraordinary General Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken;

(e) by Union, if there is a breach by Bioceres of (i) any of the representations or warranties regarding the Group Companies set forth in ARTICLE 3, (ii) any of the representations and warranties of Bioceres and Parent set forth in ARTICLE 4, (iii) any covenant or (iv) any other agreement contained in this Agreement, which would result in the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(b) to be satisfied; provided, that prior to any termination of this Agreement under this Section 8.1(e), Bioceres and Parent, as applicable, shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by Union to Bioceres or Parent, as applicable, of such breach (it being understood that Union may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Bioceres or Parent, as applicable, is cured during such thirty (30) day period so that such condition to Closing would then be satisfied); or

(f) by Bioceres, if there is a breach by Union of (i) any of the representations and warranties of Union set forth in ARTICLE 5, (ii) any covenant or (iii) any other agreement contained in this Agreement, which would result in the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(b) to be satisfied; provided, that prior to any termination of this Agreement under this Section 8.1(f), Union shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by Bioceres to Union of such breach (it being understood that Bioceres may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by Union is cured during such thirty (30) day period so that such condition to Closing would then be satisfied).

Section 8.2. Notice of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.

Section 8.3. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of the Confidentiality Agreement, the provisions of Section 6.3, Section 6.15, this Section 8.3, Section 8.6 and ARTICLE 10, which shall survive such termination; provided, however, that nothing in this Agreement shall relieve Union, Bioceres or Parent from Liability for any breach by such party of the terms and provisions of this Agreement prior to such termination or fraud.

Section 8.4. Amendment.

This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.4 shall be void.

Section 8.5. Extension; Waiver.

Subject to Section 8.1(c), at any time prior to the Closing, Bioceres may (a) extend the time for the performance of any of the obligations or other acts of Union contained herein, (b) waive any inaccuracies in the representations and warranties of Union contained herein or in any document, certificate or writing delivered by Union pursuant hereto or (c) waive compliance by Union with any of the agreements or conditions contained herein. Subject to Section 8.1(c), at any time prior to the Closing, Union may (i) extend the time for the performance of any of the obligations or other acts of Bioceres contained herein, (ii) waive any inaccuracies in the representations and warranties regarding the Group Companies or of Bioceres or Parent contained herein or in any document, certificate or writing delivered by Bioceres or Parent pursuant hereto or (iii) waive compliance by Bioceres or Parent with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

Section 8.6. Fees and Expenses.

Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of this Agreement, including the fees and expenses of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided, however, if the Closing occurs, all Transaction Expenses shall be paid by Union.

ARTICLE 9
INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants.

All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that (a) any Indemnification Claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof and (c) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement. For the avoidance of doubt, all pre-Closing covenants will expire on the Closing Date.

Section 9.2. Indemnification.

Subject to the other provisions of this ARTICLE 9, from and after the Closing, Bioceres and Parent shall jointly and severally indemnify and defend Union and its Affiliates (other than Bioceres and Parent) and their respective Representatives, successors and assigns, as the case may be (the “Union Indemnified Parties”) and hold it and each of them harmless from and against, and reimburse and pay it and each of them as actually incurred with respect to any and all actual losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation, suffered or paid by them (collectively, “Losses”) as a result of, arising out of or associated with (whether or not involving a Third Party Claim):

(i) any breach or inaccuracy of any representation or warranty regarding the Group Companies or of Bioceres and Parent that Bioceres and Parent, as applicable, has made in ARTICLES 3 or 4 of this Agreement.

(ii) any non-fulfillment, breach, violation or default by Bioceres or Parent of any of their respective covenants, agreements or obligations contained in this Agreement;

(iii) Indebtedness of the Group Companies being more than one hundred and one million U.S. Dollars (US$101,000,000);

(iv) the Rizobacter Injunction, or any other Proceeding resulting from, arising out of, associated with or in connection with (A) the Rizobacter Injunction or (B) the facts or circumstances surrounding the litigation among historical shareholders of Rizobacter arising from a disputed transfer of Rizobacter shares (as more fully described in the Parent’s Registration Statement on Form F-1 filed with the SEC on January 8, 2018), whether or not existing as of the date of this Agreement or in the future, subject to the Rizobacter Injunction Cap; and

(v) the items set forth in Section 3.13(a), Section 3.23(a), and Section 3.23(e) of the Disclosure Schedule.

Section 9.3. Indemnification Claim Procedures.

If any Proceeding is commenced or threatened or Losses are incurred that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give notice to the Indemnitor. The notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Indemnification Claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any Indemnification Claim to the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party except to the extent the defense of any such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Proceeding subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Proceeding, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor and/or the settlement of such Proceeding by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which shall not be unreasonably withheld or delayed), unless (a) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (c) there is an unconditional release of the Indemnified Party from all Liability or obligation with respect to the claims asserted in such Proceeding. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Proceeding or Proceedings subject to such Indemnification Claim, then the Indemnified Party may conduct the defense of such Proceeding; provided, however, that the Indemnified Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnitor’s prior written approval (which shall not be unreasonably withheld or delayed). A claim for any matter not involving a Third Party may be asserted by written notice to the party from whom indemnification is sought; provided, however, that any assertion of an Indemnification Claim shall be subject to the limitations as to time set forth in this Agreement.

Section 9.4. Basket.

Notwithstanding any provision hereof to the contrary, the Union Indemnified Parties shall only be entitled to recover for Losses pursuant to this ARTICLE 9 to the extent the aggregate amount of all such Losses incurred by the Union Indemnified Parties for which the Union Indemnified Parties are entitled to indemnification hereunder exceeds in the aggregate two million seven hundred thousand U.S. Dollars ($2,700,000) (the “Basket”) in which event the Union Indemnified Parties shall be entitled to indemnification for the amount of such Losses from the first dollar. Notwithstanding the foregoing, the Basket shall not apply to Losses with respect to claims for indemnification by the Union Indemnified Parties arising directly or indirectly from or in connection with (a) any breach or inaccuracy of any Bioceres Fundamental Representation, (b) any breach or non-fulfillment of any covenant, (c) Section 9.2(iii), (iv) and (v), or (d) fraud, in which case, Bioceres and Parent will be liable for all such Losses from the first dollar.

Section 9.5. Other Limitations on Indemnification.

(a) Any indemnification obligations of Bioceres and Parent hereunder shall first be applied against the Escrow Shares and then against any other Escrow Property. Any Escrow Shares or other Union Ordinary Share received by Union as an indemnification payment shall be promptly cancelled by Union.

(b) The aggregate Liability of Bioceres and Parent to the Union Indemnified Parties (i) for Losses pursuant to Section 9.2(i) shall not exceed twenty million U.S. Dollars ($20,000,000) (the “General Liability Cap”) and (ii) for Losses pursuant to Section 9.2(iv) shall not exceed twenty-three million U.S. Dollars ($23,000,000), provided that the Rizobacter Call Option is exercised, or seventeen million three-hundred thousand U.S. Dollars ($17,300,000) in the event the Rizobacter Call Option is not exercised (in each case, the “Rizobacter Injunction Cap”); provided, however, that the General Liability Cap shall not apply to Losses of the Union Indemnified Parties arising directly or indirectly from or in connection with (A) any breach or inaccuracy of any Bioceres Fundamental Representation, (B) any breach or non-fulfillment of any covenant contained in this Agreement and (C) Sections 9.2(iii) and (v), or (d) fraud, provided, further, however, that the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses pursuant to subclauses (A) and (B) of the foregoing proviso shall not exceed the value of the Exchange Shares at Closing. For the avoidance of doubt, Losses pursuant to Section 9.2(iv) shall not be applied towards the General Liability Cap, which is reserved solely for Losses pursuant to Section 9.2(i).

(c) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnification Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received, (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any actual reduction in Taxes payable, in each case, by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) in the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Party as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other Third Party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to the Indemnitor within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other Third Party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which the Indemnitor has become entitled under this Agreement in connection with such claim.

(d) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach or inaccuracy of the representations and warranties contained in this Agreement, any qualification with respect to materiality or Bioceres Material Adverse Effect or other similar qualification shall be deemed made or given without such qualification and without giving effect to such words; provided that the foregoing disapplication of qualifiers shall not apply to qualifiers that define the scope of any scheduling or listing requirements of any representation or warranty made by Bioceres in this Agreement. For the avoidance of doubt, the materiality scrape in the foregoing sentence shall not apply for purposes of determining whether there has a been a breach of any representation or warranty under this Agreement.

(e) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(f) IN NO EVENT WILL BIOCERES BE LIABLE FOR PUNITIVE DAMAGES EXCEPT TO THE EXTENT PAID TO A THIRD PARTY.

Section 9.6. Adjustment to Consideration.

Amounts paid for indemnification under this ARTICLE 9 shall be deemed to be an adjustment to the consideration paid by Union to Bioceres for all income tax purposes, except as otherwise required by applicable Law.

Section 9.7. Exclusive Remedy.

From and after the Closing, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive recourse and remedy of the Parties with respect to any claim arising from this Agreement or the transactions contemplated hereby, whether by contract, tort or otherwise, provided, however, the provisions of this ARTICLE 9 will not (a) limit a Party’s Liability for fraud, (b) restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement, or (c) restrict the right of any Party to pursue any remedies for claims specifically relating to or arising under any agreement or instrument delivered pursuant to this Agreement that may be available under or pursuant to such agreements and not relating to or arising under this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment.

This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Term Sheet, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of Union and Bioceres.

Section 10.2. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Union (following the Closing):

Union Acquisition Corp.
400 Madison Avenue, Suite 11A
New York, NY 10017
Attention: Kyle Bransfield
Email: kbransfield@apcap.com

with a copy (which shall not constitute notice to Union) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
E-mail: stephen.koval@arnoldporter.com

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

To the Pre-Closing Union Representative

Joseph J. Schena
162 College Park Drive
Fairfield, CT 06824
Email: J.schena@sbcglobal.net

with a copy (which shall not constitute notice to Union) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
E-mail: stephen.koval@arnoldporter.com

To Bioceres (prior to the Closing):

1209 Orange St.,
Wilmington, DE 19801
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.com.ar

with a copy to.

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.com.ar

with a copy (which shall not constitute notice to Bioceres) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

To Parent:

1209 Orange St.,
Wilmington, DE 19801
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.com.ar

with a copy to.

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.com.ar

with a copy (which shall not constitute notice to Parent) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law.

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 10.4. Construction; Interpretation.

The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise; and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 10.5. Exhibits and Schedules.

(a) All exhibits and Schedules, or documents expressly incorporated into this Agreement (including the terms of the Exclusivity Agreement), are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(j) or Section 7.3(e), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.6. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this.

Section 10.7. No Recourse Against Non-Party Affiliates.

All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Ancillary Document, or the negotiation, execution, or performance of this Agreement or any Ancillary Document (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any Ancillary Document), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement. No Person who is not a contracting party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, manager, unitholder, shareholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any contracting party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Document or based on, in respect of, or by reason of this Agreement or any Ancillary Document or the negotiation, execution, performance, or breach thereof; and, to the maximum extent permitted by law, each party to this Agreement hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each party to this Agreement hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any party to this Agreement or otherwise impose Liability of a party to this Agreement on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each party to this Agreement disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any Ancillary Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or Ancillary Document.

Section 10.8. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of Bioceres or of Parent contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by Bioceres or Parent, as applicable, exists under such specific provision, neither Bioceres nor Parent, as applicable, shall be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Knowledge of Bioceres, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages or any other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10. WAIVER OF JURY TRIAL.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11. Jurisdiction and Venue.

Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on Union by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.12. Liability of Pre-Closing Union Representative.

(a) Union hereby irrevocably appoints the Pre-Closing Union Representative as their exclusive representative, agent, proxy and attorney-in-fact (coupled with an interest) for all purposes under this Agreement including the full power and authority on the behalf of the Initial Holders: to (i) consummate the transactions contemplated by this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the matters described in Section 2.6) and (ii) negotiate claims and disputes arising under, or relating to, this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the claims for indemnification under ARTICLE 9). The Pre-Closing Union Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement or any Ancillary Document. Should the Pre-Closing Union Representative resign or be unable to serve, a new Pre-Closing Union Representative shall be selected by majority vote of the Initial Holders (each voting in proportion to their respective economic interest in the Union Ordinary Shares at the time of such vote.)

(b) The Pre-Closing Union Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by Union, against all costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid or incurred by the Pre-Closing Union Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Pre-Closing Union Representative or such other Person is made a party by reason of the fact that it is or was acting as the Pre-Closing Union Representative pursuant to the terms of this Agreement, except in case of fraud, willful misconduct or gross negligence of the Pre-Closing Union Representative.

Section 10.13. Specific Performance.

Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, after such time as the Parties have agreed on the forms of each of the Ancillary Documents, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 10.14. Conflicts; Privilege.

(a) The parties hereto acknowledge and agree, on their own behalf and on behalf of their respective directors, members, shareholders, stockholders, partners, officers, employees and Affiliates, as applicable, that:

(i) Arnold & Porter Kaye Scholer LLP, Mitrani Caballero and Ruiz Moreno and Graubard Miller (the “Pre-Closing Union Group Law Firms”) have acted as counsel to Union, the holders of Union Ordinary Shares and the Union Representative (individually and collectively, the “Union Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Parent and Bioceres agree, and shall cause the Group Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of Union by the Pre-Closing Union Group Law Firms, or any successors thereto, shall not preclude the Pre-Closing Union Group Law Firms from serving as counsel to the Union Group or any director, member, shareholder, stockholder, partner, officer or employee of the Union Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Neither Parent nor Bioceres shall, and each shall cause the Group Companies not to, seek to or have the Pre-Closing Union Group Law Firms disqualified from any such representation based upon the prior representation of Union by the Pre-Closing Union Group Law Firms. The parties hereto hereby consent thereto and waive any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of their respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(ii) Linklaters LLP and Marval O’Farral & Mairal (“Bioceres Group Law Firms”) have acted as counsel to Parent, Bioceres and the Group Companies (individually and collectively, the “Bioceres Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Union agrees, and shall cause the Group Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Group Companies by the Bioceres Group Law Firms shall not preclude the Bioceres Group Law Firms from serving as counsel to the Bioceres Group or any director, member, shareholder, partner, officer or employee of the Bioceres Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Union shall not, and shall cause the Group Companies not to, seek or have the Bioceres Group Law Firms disqualified from any such representation based upon the prior representation of the Group Companies by the Bioceres Group Law Firms. Each of the parties hereto hereby consents thereto and waives any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(iii) The covenants, consents and waivers contained in this Section 10.14 shall not be deemed exclusive of any other rights to which the Pre-Closing Union Group Law Firms or the Pre-Closing Bioceres Group Law Firms are entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Pre-Closing Union Group, on the one hand, and Pre-Closing Union Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Union Privileged Communications”) and all communications between the Bioceres Group, on the one hand, and Bioceres Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Bioceres Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Pre-Closing Union Group and the Bioceres Group, as applicable, and shall not pass to or be claimed by Parent, Bioceres or any Group Company (in the case of Union Privilege Communication) or the pre-Closing Union (in the case of Bioceres Privileged Communication). Accordingly, Parent, Bioceres and the Group Companies shall not have access to any Union Privileged Communications or to the files of the Pre-Closing Union Group Law Firms and Union shall not have access to the Bioceres Privileged Communications or to the files of the Bioceres Group Law Firms relating to the engagement of the Pre-Closing Union Group Law Firms by the Union Group and the Bioceres Group Law Firms by the Bioceres Group, as applicable, from and after Closing.

(c) Without limiting the generality of the foregoing, from and after the Closing, (i) (A) the Pre-Closing Union Group (and not Parent, Bioceres or any Group Company) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Pre-Closing Union Group Law Firms, and none of Parent, Bioceres or any Group Company shall be a holder thereof and (B) the Bioceres Group (and not Union or the Group Companies) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Bioceres Group Law Firms, and none of Union or any Group Company shall be a holder thereof, (ii) (A) to the extent that files of the Pre-Closing Union Group Law Firms in respect of their engagement by the Pre-Closing Union Group constitute property of the client, only the Pre-Closing Union Group (and not Parent, Bioceres nor any Group Company) shall hold such property rights and (B) to the extent that files of Bioceres Group Law Firm in respect of their engagement by the Bioceres Group constitute property of the client, only the Bioceres Group (and not Union nor any Group Company) shall hold such property rights and (iii) (A) the Pre-Closing Union Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, Bioceres or any Group Company by reason of any attorney-client relationship between the Pre-Closing Union Group Law Firms and Union or otherwise and (B) the Bioceres Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Union or any Group Company by reason of any attorney-client relationship between the Bioceres Group Law Firms and the Group Companies or otherwise.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Union or its Affiliates (including any Group Company), on the one hand, and a third party other than any of the Bioceres Group, on the other hand, Union and its Affiliates (including the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Union nor any of its Affiliates (including any Group Company) may waive such privilege without the prior written consent of Bioceres, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Union or any of its Affiliates (including any Group Company) is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Bioceres Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Union’s counsel, then Union shall immediately (and, in any event, within five (5) Business Days) notify Bioceres in writing so that Bioceres can seek a protective order.

(e) This Section 10.14 is intended for the benefit of, and shall be enforceable by, the Union Group and the Bioceres Group. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Pre-Closing Union Group Law Firms or Bioceres Group Law Firms, as applicable.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Union

Union Acquisition Corp.

By:	/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Chief Executive Officer

Pre-Closing Union Representative

Joseph J. Schena

By:	/s/ Joseph J. Schena

Bioceres

Bioceres, Inc.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: President and Chief Executive Officer

Exhibit A

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of __________________, by and among: (i) UNION ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands, which will be known after the consummation of the transactions contemplated by the Share Exchange Agreement (as defined herein) as “Bioceres Crop Solutions Corp.” (including any successor entity thereto, “Union”), solely in respect of its obligations under Section 13 of this Agreement (ii) Joseph J. Schena, in the capacity as the Union Representative under the Share Exchange Agreement (as defined herein) (including any successor Union Representative appointed pursuant to and in accordance therewith, the “Union Representative”); (iii) BIOCERES S.A., a sociedad anónima formed under the laws of the Republic of Argentina (“Parent”); (iv) BIOCERES LLC, a Delaware limited liability company (“Bioceres”); and (v) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Share Exchange Agreement.

WHEREAS, on November 8, 2018, Union, the Union Representative and Bioceres entered into that certain Share Exchange Agreement (as amended from time to time in accordance with the terms thereof, the “Share Exchange Agreement”), pursuant to which, subject to the terms and conditions thereof, Union will (i) acquire from Parent all of Parent’s equity interest in Bioceres Semillas S.A., representing 87.2739% of the issued and outstanding capital stock of Bioceres Semillas S.A. and (ii) acquire from Bioceres all of Bioceres’ issued and outstanding equity interests of New Bioceres, Inc., representing 100% of New Bioceres, Inc. in exchange for (A) newly issued Union Ordinary Shares, subject to the withholding of the Escrow Shares (as defined below) being deposited into the Escrow Account (as defined below) in accordance with the terms and conditions of the Share Exchange Agreement and this Agreement and (B) the Union Warrants;

WHEREAS, pursuant to the Share Exchange Agreement, Union and its Affiliates (other than Bioceres and Parent) and their respective Representatives, successors and assigns, as the case may be (the “Union Indemnified Parties”) are entitled to be indemnified in certain respects, jointly and severally, by Bioceres and Parent;

WHEREAS, in accordance with the Share Exchange Agreement and this Agreement, at the Closing, Union shall issue to the Escrow Agent five percent (5%) of the Exchange Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other Escrow Property (as defined below), by the Escrow Agent in a segregated escrow account (the “Escrow Account”, and as reduced by any disbursements of such Escrow Shares from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Share Exchange Agreement, the “Escrow Property”) and disbursed therefrom in accordance with the terms of this Agreement and Section 2.4 of the Share Exchange Agreement;

WHEREAS, pursuant to the Share Exchange Agreement, the Union Representative has been exclusively designated to act on behalf of Union to take all necessary actions and make all decisions pursuant to this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the escrow under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Bioceres and the Union Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account on its books and has received the Escrow Shares in accordance with this Agreement.

Section 2. Delivery of Escrow Shares. Pursuant to Section 2.1(c) of the Share Exchange Agreement, on the Closing Date, Union shall, in cooperation with the Escrow Agent and Union’s transfer agent, transfer the Escrow Shares to the Escrow Agent in book entry form.

Section 3. Maintenance of the Escrow Shares and other Escrow Property. During the term of this Agreement, the Escrow Agent shall hold the Escrow Property in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Property except until and to the extent that they are disbursed in accordance with Section 4. Except as Bioceres and the Union Representative may otherwise agree in joint written instructions executed and delivered to the Escrow Agent, no part of the Escrow Property may be withdrawn except as expressly provided in this Agreement. While the Escrow Shares are held in the Escrow Account, Bioceres shall have the right to vote the Escrow Shares.

Section 4. Delivery of the Escrow Property. The Escrow Agent shall hold the Escrow Property and shall deliver the Escrow Property to either Union or Bioceres, as applicable, in accordance with the following procedures:

(a) At any time and from time to time after the date hereof but no later than the Escrow Release Date, the Union Representative may assert a claim for indemnification on behalf of a Union Indemnified Party pursuant to the Share Exchange Agreement (an “Indemnification Claim”) by providing prompt written notice (as the same may be amended or modified as set forth herein, “Claim Notice”) of such claim to Bioceres and the Escrow Agent, which Claim Notice shall describe in reasonable detail the facts known to the Union Indemnified Party giving rise to such Indemnification Claim and the amount or good faith estimate of the amount arising therefrom (the “Claim Amount”). The Union Representative may, at any time supplement an outstanding Claim Notice, including by way of establishing, increasing or reducing the Claim Amount with respect thereto, by delivering such supplement to the Escrow Agent, with a contemporaneous copy to Bioceres.

(b) Unless Bioceres (on behalf of itself and Parent, as applicable) provides to the Union Representative and the Escrow Agent a written notice objecting to such Indemnification Claim (an “Objection Notice”), which Objection Notice shall provide a description, in reasonable detail, of the facts upon which such objection is based, by 11:59 p.m. New York City time on the thirtieth (30th) day after the date of delivery of the Claim Notice (the date of the delivery of the Claim Notice through such time, the “Objection Period”), Bioceres and/or Parent, as applicable, will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice, and the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period disburse to Union Escrow Property from the Escrow Account in an amount equal to the Claim Amount. If Bioceres provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period disburse to Union Escrow Property from the Escrow Account in an amount equal to the undisputed portion of the Claim Amount. Notwithstanding the foregoing, if during the Objection Period, Bioceres provides affirmative written instructions to the Escrow Agent to release Escrow Property from the Escrow Account in an amount equal to the Claim Amount or undisputed portion of the Claim Amount, as applicable, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the Escrow Agent’s receipt of such instructions from Bioceres, disburse to Union such Escrow Property from the Escrow Account as instructed.

(c) If Bioceres timely disputes an Indemnification Claim by providing an Objection Notice to the Union Representative and the Escrow Agent during the Objection Period, the Escrow Agent shall not distribute to Bioceres any portion of the Escrow Property with respect to the disputed portion of the Claim Amount, until receipt of (i) joint written instructions executed and delivered by Bioceres and the Union Representative stating that the dispute has been resolved and that Union Indemnified Party has the right to the Claim Amount (or some portion thereof) (“Joint Instructions”) or (ii) a copy of an arbitration award or a court order from a court of competent jurisdiction establishing the Union Indemnified Party’s right to the Claim Amount (or some portion thereof) pursuant to the Share Exchange Agreement (a “Binding Award”). Upon receipt of such Joint Instructions or Binding Award, the Escrow Agent shall, without further action on the part of Bioceres or the Union Representative, promptly (in any event within five (5) Business Days) disburse to Union the Escrow Property from the Escrow Account in the amount set forth in the Joint Instructions or the Binding Award, as applicable.

(d) Payments from the Escrow Account with respect to any Indemnification Claims shall first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. For any Escrow Shares to be disbursed with respect to Indemnification Claims, the Escrow Shares shall be valued as of the date that an Indemnification Claim is finally determined in accordance with the Share Exchange Agreement and this Agreement (the “Resolution Date”). For the avoidance of doubt, the Resolution Date shall be (i) if no Objection Notice is delivered by Bioceres during the Objection Period, the thirty-first (31) day after the date that the Claim Notice is delivered; (ii) if prior to the date described in clause (i) above, Bioceres provides affirmative written instructions to the Escrow Agent to release the Escrow Property for the amount set forth in the Claim Notice, the date that the Escrow Agent receives such written instructions; (iii) if Bioceres provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount with respect to the undisputed portion of such Claim Amount, the date that the Escrow Agent receives such Objection Notice and (iv) with respect to any disputed Claim Amount, either the date that the Escrow Agent receives Joint Instructions or a Binding Award.

(e) With respect to any Indemnification Claims made in accordance with the Share Exchange Agreement and this Agreement on or prior to the Escrow Release Date that remain unresolved at the time of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on (i) the Claim Amount included in the Claim Notice (as it may be adjusted) provided by the Union Representative and (ii) the value of the Escrow Shares as of the Escrow Release Date), shall remain in the Escrow Account until such Pending Claim has been finally resolved pursuant to the provisions of the Share Exchange Agreement and this Agreement. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be disbursed by the Escrow Agent to Bioceres. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to Bioceres.

(f) Notwithstanding the foregoing, (i) the Escrow Property shall be distributed and released pursuant to Joint Instructions to pay a specified amount to Union to cover the costs and expenses of any defense and any payment in respect of any settlement of any Proceeding that is subject to an Indemnification Claim that is assumed by the Union Representative (on behalf of Union) pursuant to Section 9.3 of the Share Exchange Agreement and (ii) all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be distributed to Bioceres by the Escrow Agent within ten (10) days of the end of each calendar quarter.

(g) Any amount of Escrow Property required to be transferred to any Person pursuant to this Section 4 shall be transferred by the Escrow Agent pursuant to such delivery instructions as provided by the Union Representative or Bioceres. The Escrow Agent shall rely exclusively on instructions provided by Union Representative and Bioceres as to the amount and recipient of any distribution of Escrow Property pursuant to this Section 4, or the relevant order of any court of competent jurisdiction or other award granted pursuant to other binding legal process (including any binding arbitration). The Escrow Agent has no duty or responsibility to calculate any distribution or to confirm the accuracy of any distribution amount so instructed.

Section 5. Tax Matters. Union, the Union Representative and Bioceres agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Bioceres shall be treated as the owner of the Escrow Property while held in the Escrow Account and until released to Bioceres, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Bioceres and shall be distributed in accordance with Section 4(f) hereof. The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law and to request and receive any necessary tax forms from the applicable recipient of the Escrow Property.

Section 6. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Escrow Property, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Escrow Property, hold the Escrow Property in accordance with the terms of this Agreement and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in the Escrow Property but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7. Determination of the Value of the Escrow Shares. In the event that the Escrow Agent has any question as to the value of the Escrow Shares, Bioceres and the Union Representative shall cooperate to promptly provide the Escrow Agent with their good faith determination of the value of the Escrow Shares pursuant to Joint Instructions or a Binding Award (and in the event of any dispute as to the value of the Escrow Shares, the Escrow Agent shall not disburse the applicable Escrow Property until such dispute has been resolved).

Section 8. Monthly Reports Upon Request. The Escrow Agent shall provide monthly account statements to the Union Representative and Bioceres with respect to the Escrow Account. The Union Representative and Bioceres have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Authorized Parties; Reliance. The parties hereby acknowledge that the Union Representative has the sole and exclusive authorization to act on behalf of Union under this Agreement. The Union Representative and Bioceres agree to provide, on Exhibit A (as it may be amended from time to time) to this Agreement, the names and specimen signatures of those persons who are authorized to issue notices and instructions to the Escrow Agent and execute required documents under this Agreement. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent is entitled to rely on, and shall be fully protected in relying on, the instructions and notices from any one of the authorized signers, as identified on the attached Exhibit A (as it may be amended from time to time) to this Agreement, from each of the Union Representative and Bioceres, either acting alone, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.

Section 10. Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 11. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving such notice in writing of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ notice to the Escrow Agent by all of the other parties hereto. In either event, the Union Representative and Bioceres shall agree upon a successor escrow agent. If the Union Representative and Bioceres are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then-acting escrow agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor escrow agent shall execute and deliver to the predecessor escrow agent, the Union Representative and Bioceres an instrument accepting such appointment and the transfer of the Escrow Property and agreeing to the terms of this Agreement.

Section 12. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Union.

Section 13. Indemnification. Each of Bioceres and Union hereby agrees to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder. Notwithstanding the foregoing, as between Bioceres and Union, each of Bioceres and Union, between themselves, shall be responsible for one-half (1/2) of such indemnification obligations, and each of Bioceres and the Union Representative shall have the right to seek contribution from Bioceres or Union, as applicable, to the extent that it pays for more than one-half (1/2) of such indemnification obligations.

Section 14. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Escrow Property or as to any other matter arising out of or relating to this Agreement or the Escrow Property, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Property in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Bioceres and the Union Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Bioceres and the Union Representative, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined in accordance with the provisions of Section 10.3 of the Share Exchange Agreement.

Section 15. Notices. Except to the extent expressly set forth herein, all notices and communications hereunder shall be in writing and shall be deemed to be given if (a) delivered personally, (b) sent by facsimile or email (with affirmative confirmation of receipt), (c) sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (d) sent by registered or certified mail, return receipt requested, postage prepaid to the parties as follows:

If to Union, to: Union Acquisition Corp. 400 Madison Avenue, Suite 11A New York, NY 10017 Attention: Kyle Bransfield Telephone No.: (212) 981-0633 Email: kbransfield@apcap.com with a copy (which will not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
Telephone No.: (212) 836-8019
Email: stephen.koval@arnoldporter.com

with a copy (which will not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
Telephone No.: (212) 903-9306
Email: matthew.poulter@linklaters.com

If to the Union Representative, to: Joseph J. Schena 162 College Park Drive Fairfield, CT 06824 Telephone No.: (212) 380-2653 Email: j.schena@sbcglobal.net with a copy (which will not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
Telephone No.: (212) 836- 8019
Email: stephen.koval@arnoldporter.com

If to Bioceres, to:

Bioceres LLC
1209 Orange St.,
Wilmington, DE 19801
Attention: Gloria Montaron Estrada

With copy to:

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.com.ar
Telephone No.: +54 341 4861122

with a copy (which will not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
Telephone No.: (212) 903-9306
Email: matthew.poulter@linklaters.com

If to the Escrow Agent, to:

Continental Stock Transfer & Trust
Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Account Administration
Facsimile No: (212) 509-5150
Telephone No: (212) 845-4000

or at such other address as any of the above may have furnished to the other parties in a notice duly given as provided herein. Any such notice or communication given in the manner specified in this Section 15 shall be deemed to have been given (i) on the date personally delivered or transmitted by facsimile or email (with affirmative confirmation of receipt), (ii) one (1) Business Day after the date sent by recognized overnight courier that issues a receipt or other confirmation of delivery or (iii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

Section 16. Term. This Agreement shall terminate upon the final, proper and complete distribution of the Escrow Property in accordance with the terms hereof; provided, that Bioceres and Union’s obligations under Section 13 hereof shall survive any termination of this Agreement.

Section 17. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Bioceres and the Union Representative, the terms of the Share Exchange Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Share Exchange Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 18. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 19. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 20. Further Assurances. From time to time on and after the date hereof, the Bioceres and the Union Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 21. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Bioceres or the Union Representative under reasonable circumstances, the Escrow Agent shall render to Bioceres, the Union Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the property constituting the Escrow Property.

Section 22. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” means “and/or”; (vi) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (viii) any reference herein to “dollars” or “$” shall mean United States dollars; and (ix) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 23. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that if the Union Representative is replaced in accordance with the terms of the Share Exchange Agreement, the replacement Union Representative shall automatically become a party to this Agreement as if it were the original Union Representative hereunder upon providing (a) written notice to the Escrow Agent and Bioceres of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 28 hereof from such replacement Union Representative and any replacement authorized individuals to act on behalf of the Union Representative for purposes of Exhibit A. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 24. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 25. Governing Law; Venue. The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflict of law provisions. Subject to Section 14, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 26. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH LITIGATION, CLAIM, CAUSE OF ACTION OR OTHER LEGAL PROCEEDING SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 27. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 28. U.S. Patriot Act. Bioceres and the Union Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Bioceres’s and the Union Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 29. Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE
FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Union Acquisition Corp.

By:
Name:
Title:

Joseph J. Schena

Joseph J. Schena, solely in the capacity under the Share Exchange Agreement as the Union Representative

Bioceres LLC

By:
Name:
Title:

Bioceres S.A.

By:
Name:
Title:

Continental Stock Transfer & Trust Company

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

Bioceres:
Individuals authorized by Bioceres:

Name	Telephone Number	Specimen Signature

1.
2.
3.

Union Representative:

Name	Telephone Number	Specimen Signature

1.

EXHIBIT B
FEE INFORMATION

$3,500 for review and set up.

$200/month for so long as Escrow Agent is serving as Escrow Agent under this Agreement.

Exhibit B

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is made as of ________________ by and among Bioceres S.A., a sociedad anónima organized under the laws of the Republic of Argentina (together with its permitted successors and assigns, the “Parent”), and the investors listed on Schedule 1 hereto (the “Union Investors”, and together with Parent, collectively, the “Parties” and individually, a “Party”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in that certain Share Exchange Agreement (as amended from time to time in accordance with the terms thereof, the “Share Exchange Agreement”), by and among Union Acquisition Corp. (“Union”), Joseph J. Schena, in his capacity under the Share Exchange Agreement as the Pre-Closing Union Representative (including any successor Pre-Closing Union Representative appointed in accordance therewith, the “Pre-Closing Union Representative”) and Bioceres, Inc., a Delaware Corporation (“Bioceres”).

WHEREAS, on November 8, 2018, Union, the Pre-Closing Union Representative and Bioceres entered into the Share Exchange Agreement pursuant to which, subject to the terms and conditions thereof, Union will (i) acquire from Parent all of Parent’s equity interest in Bioceres Semillas S.A., a sociedad anónima organized under the laws of the Republic of Argentina, representing 87.2739% of the issued and outstanding capital stock of Bioceres Semillas S.A. and (ii) acquire from Bioceres all of the issued and outstanding equity interests of New Bioceres, Inc., a Delaware corporation, in exchange for (A) twenty-seven million, one hundred sixteen thousand, one hundred seventy-four (27,116,174) newly issued Union Ordinary Shares, a portion of which will be set aside in escrow and held in an escrow account in accordance with the terms and conditions of the Share Exchange Agreement and the Escrow Agreement and (B) the Union Warrants;

WHEREAS, pursuant to the Share Exchange Agreement, and in view of the valuable consideration to be received by the Parties thereunder, the Parties hereto desire to enter into this Agreement, pursuant to which Parent shall be granted a right of first refusal to purchase from any Union Investor any and all Union Ordinary Shares held by such Union Investor (including shares issuable upon the exercise of any option, warrant or other right to acquire Union Ordinary Shares), prior to such Union Investor’s sale, transfer or other disposition of such shares (a “Transfer”) to an unaffiliated third party (a “Third Party Buyer”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1	Right of First Refusal of Parent.

(a)

If any Union Investor (the “Selling Investor”) receives from or wishes to present to a Third Party Buyer, a bona fide offer for the Transfer of any or all of such Selling Investor’s Union Ordinary Shares, prior to accepting such offer, such Selling Investor shall first offer to sell such Union Ordinary Shares to Parent in accordance with the terms of this Agreement (the “Parent Right of First Refusal”).

(b)

 In the event a bona fide offer is received by or presented to a Selling Investor, such Selling Investor shall deliver a written notice of such bona fide offer (a “Transfer Notice”) to Parent, describing in reasonable detail the Union Ordinary Shares proposed to be sold, the name of the Third Party Buyer, the price offered per each Union Ordinary Share, the payment terms and all other material terms of the proposed Transfer. Upon receipt of a Transfer Notice, Parent shall have the right and option for thirty (30) days from the date of the Transfer Notice, to deliver a written notice to the Selling Investor (a “Response Notice”) stating whether or not Parent wishes to purchase all or any part of the Union Ordinary Shares proposed to be transferred by the Selling Investor at the Purchase Price (as defined below) and on the other terms of the proposed Transfer set forth in the Transfer Notice.

(c)

If Parent states in any Response Notice that it wishes to purchase all or any part of the Union Ordinary Share proposed to be transferred by the Selling Investor, the exercise price granted to Parent for such Union Ordinary Shares (the “Purchase Price”) shall be equal to the highest weighted average trading price for any five (5) consecutive trading days selected from the twenty (20) trading days immediately prior to the date of the applicable Response Notice.

(d)

Absent the delivery of a Response Notice to the Selling Investor within the thirty (30) day period following receipt of the Transfer Notice, Parent shall be deemed to have waived the Parent Right of First Refusal.

(e)

If Parent elects to purchase all or any part of the offered Union Ordinary Shares, the closing of the purchase and sale of such Union Ordinary Shares shall be held at the place and on the date established in the Response Notice, which in no event shall be less than ten (10) or more than forty-five (45) days from the date of such Response Notice. In any case where any aspect of the terms of such offer depends on the unique attributes of the Third Party Buyer or otherwise cannot be precisely and reasonably duplicated by someone other than the Third Party Buyer, purchases by Parent shall be made on terms that constitute the reasonable economic equivalent of the terms of such bona fide offer, as determined by the board of directors of Union in good faith.

(f)

In the event that Parent does not elect to purchase all Union Ordinary Shares offered in a Transfer Notice, the Selling Investor may, subject to the other provisions of this Agreement, sell the portion of the offered Union Ordinary Shares not purchased by Parent to the Third Party Buyer specified in such Transfer Notice at a price no less than the price specified in such Transfer Notice and on other terms no more favorable to the Third Party Buyer than specified in such Transfer Notice. In the event that any of the offered Union Ordinary Shares are not transferred to the applicable Third Party Buyer specified in the Transfer Notice within forty-five (45) days immediately following the last day on which Parent could have elected to purchase the offered Union Ordinary Shares, any subsequent Transfer of such shares shall once again be offered to Parent in accordance with Section 1 of this Agreement.

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2	Miscellaneous.

2.1	Governing Law.

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

2.2	Counterparts; Facsimile.

This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Right of First Refusal Agreement as of the date first specified above.

Union Investor:

By:
Name:
Title:

Parent:

Bioceres S.A.

By:
Name:
Title:

[Signature Page to Right of First Refusal Agreement]

Schedule 1

1.	Juan Sartori

2.	Kyle P. Bransfield

3.	Gerald W. Haddock

4.	Daniel W. Fink

5.	Joseph J. Schena

6.	Union Group International Holdings Limited

7.	Union Acquisition Associates, LLC

8.	Jim Manley

[Schedule 1 to Right of First Refusal Agreement]

Exhibit C

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY (“WARRANT AGENT”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN SUCH NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF WARRANT AGENT (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF WARRANT AGENT) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF WARRANT AGENT OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF. ANY TRANSFER OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF [ ], BETWEEN UNION ACQUISITION CORP. (INCLUDING ITS SUCCESSORS, THE “COMPANY”) AND WARRANT AGENT, SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.

NUMBER _____________	(SEE REVERSE SIDE FOR LEGEND) THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE (DEFINED BELOW)	2,500,000 WARRANTS

UNION ACQUISITION CORP.

CUSIP [●]

WARRANT
THIS CERTIFIES THAT, for value received Cede & Co. is the registered holder of a warrant or warrants (the “Warrant”) of the Company, expiring at 5:00 p.m., New York City time, on ____________ , 202__1, to purchase one fully paid and non-assessable ordinary share, par value $0.0001 per share (“Shares”), of the Company for each whole Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on [●]2, such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement. This Warrant is issued under and in accordance with the Warrant Agreement, and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the holder of this Warrant consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. In no event will the Company be required to net cash settle any warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share for any Warrant is equal to $[●]3 per share.
No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.
Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.
Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.
____________________

1 Date to be (5) five years from the Closing of the Business Combination.
2The three tranches of warrants delivered at Closing will vest at the following times: (i) if and when the price of the Company’s ordinary shares trade above $15.00 for any 20 trading days within any 30 trading day period (“Tranche 1”), (ii) upon issuance (“Tranche 2”), and (iii) upon issuance (“Tranche 3”).
3At Closing, Bioceres Crop Solutions Corp. will deliver Tranche 1 at a strike price of $11.50, Tranche 2 at a strike price $15.00, and Tranche 3 at a strike price $18.00.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.
The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
This Warrant does not entitle the registered holder to any of the rights of a shareholder of the Company.

By
	President	Secretary

FORM OF EXERCISE NOTICE
To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT
To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, _______________________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)
and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

______________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The signature to the assignment of the Subscription Form must correspond to the name written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and must be guaranteed by a commercial bank or trust company or a member firm of the NYSE American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, or Chicago Stock Exchange.

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2018, effective as of the Closing of the transactions contemplated by the Share Exchange Agreement (as defined herein), by and among (i) Union Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands, which will be known after the consummation of the transactions contemplated by the Share Exchange Agreement (as defined below) as “Bioceres Crop Solutions Corp.” (including any successor entity thereto, “Union”), (ii) Joseph J. Schena, in his capacity under the Share Exchange Agreement as the Pre-Closing Union Representative (including any successor Pre-Closing Union Representative appointed in accordance therewith, the “Pre-Closing Union Representative”), and (iii) the undersigned holder (“Holder” and together with Union and the Pre-Closing Union Representative, collectively the “Parties” and individually a “Party”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in that certain the Share Exchange Agreement (as amended from time to time in accordance with the terms thereof, the “Share Exchange Agreement”), by and among Union, the Pre-Closing Union Representative, and Holder.

WHEREAS, as of the date hereof, Union, the Pre-Closing Union Representative and Holder entered into Share Exchange Agreement pursuant to which, subject to the terms and conditions thereof, Union will acquire from Holder, among other equity interests from Bioceres S.A., all of the issued and outstanding equity interests of New Messi, Inc., a Delaware corporation (the “Company”) in exchange for, among other securities, twenty-seven million, one hundred sixteen thousand, one hundred seventy-four (27,116,174) newly issued Union Ordinary Shares, a portion of which will be set aside in escrow and held in an escrow account in accordance with the terms and conditions of the Share Exchange Agreement and the Escrow Agreement;

WHEREAS, pursuant to the Share Exchange Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties hereto desire to enter into this Agreement, pursuant to which the Exchange Shares to be issued to Holder (including any shares held in escrow as Escrow Shares) (such Exchange Shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, until the earlier of (A) the earlier of (x) one (1) year after the Closing of the transactions contemplated by the Share Exchange Agreement and (y) the date on which the closing price of Union’s Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing one hundred and fifty (150) days after the Closing of the transactions contemplated by the Share Exchange Agreement and (B) the date that the combined company consummates a subsequent liquidation, merger stock exchange or other similar transaction which results in all shareholders having the right to exchange their ordinary shares for cash, securities or other properties (collectively, the “Lock-Up Period”) (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (other than Escrow Shares if and until such Escrow Shares are disbursed to Holder from the Escrow Account in accordance with the terms and conditions of the Share Exchange Agreement and the Escrow Agreement) (A) if Holder is an individual, by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee or (C) if Holder is an individual, pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (A), (B) or (C) it shall be a condition to such transfer that (x) the transferee executes and delivers to Union and the Pre-Closing Union Representative an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement and (y) such transfer shall not reduce Holder’s ownership of Union Ordinary Shares to an amount that is below fifty one percent (51%) of the then outstanding Union Ordinary Shares. As used in this Agreement, the term “Permitted Transferee” shall mean: (I) if Holder is an individual, the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (II) if Holder is an individual, any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (III) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (IV) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder, (V) to any Affiliate of Holder, (VI) any Person selling shares of Bioceres Semillas S.A. pursuant to Section 4 of the Shareholders Agreement of Bioceres Semillas S.A., dated June 1, 2010, as consideration thereof, in accordance with Section 2.8 of the Share Exchange Agreement and (VII) any Person selling shares of Rizobacter S.A. pursuant to the exercise of the Rizobacter Call Option (as defined in the Share Exchange Agreement) as consideration thereunder, in accordance with Section 6.25 of the Share Exchange Agreement. Holder further agrees to execute such agreements as may be reasonably requested by Union or the Pre-Closing Union Representative that are consistent with the foregoing or that are necessary to give further effect thereto.

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(b) Holder further acknowledges and agrees that it shall not be permitted to engage in any Prohibited Transfer with respect to any Escrow Shares until such Escrow Shares are disbursed to Holder from the Escrow Account in accordance with the terms and conditions of the Share Exchange Agreement and the Escrow Agreement.

(c) Notwithstanding the foregoing, Holder may during the Lock-Up Period pledge its Restricted Securities (other than its Escrow Shares) to an unaffiliated third party lender as a guarantee to secure borrowings by Union or any of its Subsidiaries; provided, that, it shall be a condition to any such pledge and related guarantee that the applicable lender executes and delivers to Union and the Pre-Closing Union Representative an agreement stating that the lender is being guaranteed Restricted Securities that are subject to the provisions of this Agreement applicable to Holder, and that in the event it becomes a holder of such Restricted Securities pursuant to the terms of any applicable pledge, loan or similar agreement, its shall be prohibited from transferring such Restricted Securities except in accordance with this Agreement.

(d) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Union shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Union may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(e) During the Lock-Up Period (and with respect to any Escrow Shares, during the period when such Escrow Shares are held in the Escrow Account), each certificate (if any) evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, Holder shall retain all of its rights as a holder of Union Ordinary Shares during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Termination of Share Exchange Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

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(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Union may assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) upon obtaining the consent or approval of Holder. If the Pre-Closing Union Representative is replaced in accordance with the terms of the Share Exchange Agreement, the replacement Pre-Closing Union Representative shall automatically become a party to this Agreement as if it were the original Pre-Closing Union Representative hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(e) Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on Union by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 2(e), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to Union after the Closing, to:	With copies to (which shall not constitute notice):

Union Acquisition Corp.	Arnold & Porter Kaye Scholer LLP
400 Madison Avenue, Suite 11A	250 West 55th Street
New York, NY 10017	New York, NY 10019-9710
Attention: Kyle Bransfield	Attention: Stephen Koval, Esq.
Email: kbransfield@apcap.com	Email: steve.koval@arnoldporter.com

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

If to the Pre-Closing Union	With copies to (which shall not constitute notice):
Representative, to:

Joseph J. Schena	Arnold & Porter Kaye Scholer LLP
162 College Park Drive	250 West 55th Street
Fairfield, CT 06824	New York, NY 10019-9710
Email: j.schena@sbcglobal.net	Attention: Stephen Koval, Esq.
Email: steve.koval@arnoldporter.com

If to Holder, to: the address set forth below on the signature page to this Agreement.

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(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Pre-Closing Union Representative and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Union (and the Pre-Closing Union Representative on behalf of Union) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Union and the Pre-Closing Union Representative shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Share Exchange Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Union and the Pre-Closing Union Representative or any of the obligations of Holder under any other agreement between Holder and Union or the Pre-Closing Union Representative or any certificate or instrument executed by Holder in favor of Union or the Pre-Closing Union Representative, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Union or the Pre-Closing Union Representative or any of the obligations of Holder under this Agreement.

(m) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Union:

Union Acquisition Corp.

By:	/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Chief Executive Officer

Pre-Closing Union Representative:

Joseph J. Schena,
in his capacity under the Share Exchange
Agreement as the Pre-Closing Union
Representative

By:	/s/ Joseph J. Schena

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
BIOCERES, INC.
By:	/s/ Federico Trucco
Name: Federico Trucco
Title: President and Chief Executive
Officer
Number of Union Ordinary Shares: 27,116,174
Address for Notice:
Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
Email: gloria.montaron@bioceres.com.ar
Telephone No.: +54 341 4861122

[Signature Page to Lock-Up Agreement]

Exhibit E

JOINDER AGREEMENT

By execution of this Joinder Agreement, the undersigned hereby agrees to become a party to that certain Share Exchange Agreement (the “Agreement”), dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, solely in his capacity as representative of the holders of Union Ordinary Shares immediately prior to the Closing and their successors (and any successor representative appointed in accordance therewith) and Bioceres, Inc. The undersigned shall have all the rights, and shall observe all the obligations, applicable to it under the Agreement. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

Date: __________________

BIOCERES S.A.

By:
Name: Federico Trucco
Title: Chief Executive Officer

Address for Notices:

Bioceres S.A.
Ocampo 210 bis
Predio CCT, Rosario Santa Fe, Argentina
Attention: Gloria Montaron Estrada
Email: gloria.montaron@bioceres.com.ar
Telephone No.: +54 341 486 1122

Exhibit F

Buenos Aires city, October 22, 2018

Attn.
María Marta Mac Mullen
Pedro Enrique Mac Mullen
International Property Services Corp.

Re: Proposed Addendum No. 1/2018

Dear sirs/madams,

This is in connection with Offer No. 4/5-C/2016 dated October 19, 2016 (the “Call Option Offer”), with respect to the granting of a call option on certain of your equity interests in Rizobacter Argentina S.A., an Argentine company domiciled at Dr. Arturo Frondizi 1150 (Parque Industrial Pergamino, Pergamino, Provincia de Buenos Aires (hereinafter, “RASA”) to submit to your consideration (the “Sellers” and/or “MMM” and/or “PMM” and/or “IPS”, as applicable and jointly with Bioceres S.A. and its subsidiary Rasa Holding LLC— the “Buyer” and/or “Bioceres”, the “Parties” and/or the “Party”, as appropriate) the following offer to amend the Call Option Offer (the “Proposed Addendum”).

In this sense, and considering the negotiations held in the current month between the Parties tending to modify the terms and conditions of the Call Option Offer, we submit to you this Proposed Addendum which, if accepted by you, shall be governed in accordance with the terms attached hereto as Appendix 1.

This Proposed Addendum shall be valid for three (3) business days and shall be deemed accepted if all Sellers send written notice to Buyer informing Buyer of their acceptance of the Proposed Addendum.

Yours sincerely,

/s/ Federico Trucco
BIOCERES S.A.
Printed Name: Federico Trucco
Capacity of: Legal Representative

/s/ Federico Trucco
RASA HOLDING LLC
Printed Name: Federico Trucco
Capacity of: Chairperson

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APPENDIX 1
PROPOSED ADDENDUM TERMS AND CONDITIONS

WHEREAS:

A.

(i) International Property Services Corp., a corporation duly organized and lawfully in existence at this date pursuant to the laws of the Republic of Panama, with domicile at Almirante Brown 3185 Piso 4º Ofic. 6, Ciudad de Mar del Plata, Provincia de Buenos Aires (“IPS”) is the holder of 5,404,000 shares accounting for 13.51% of the capital stock and votes of Rizobacter Argentina S.A. (“RASA” or the “Company”); (ii) MMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA; and (iii) PMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA;

B.	Pursuant to the Call Option Offer, a copy of which is attached hereto as Appendix A, the Sellers granted Bioceres S.A. a Call Option on the Shares Subject to Option I (as defined below); and
C.	The Sellers have negotiated with Bioceres S.A. and its Affiliates in order to modify the terms of the Call Option.

NOW THEREFORE, if this Proposed Addendum is accepted, the Parties shall submit to the following terms and conditions.

FIRST: DEFINITIONS

I.A. Unless otherwise stipulated, words used here in capital letters shall have the meaning assigned to them below.

UAC Shares: Shares of UAC, valued at the redemption value resulting at the Closing of the Proyecto Harvest and/or the NYSE listing value under the symbol “LTN” on the day of Closing of Proyecto Harvest, as applicable.

Shares Subject to Option I: Means globally: (i) 1,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option I”); (ii) 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option I”); and 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option I”).

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Shares Subject to Option II: Means globally: (i) 5,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 13.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option II”); (ii) 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option II”); and 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option II”).

Affiliate: With respect to a Party, any corporation or other legal entity that controls it, that is currently or in the future controlled, directly or indirectly, by that Party or that is subject to common control with that Party. In this sense, “controlled” companies are those in which another person or company, either directly or through another company that is also controlled: (a) holds an interest by any title that grants the votes necessary to form the social will, or (b) exercises a dominant influence due to the special links between them.

Bioceres LLC: A company incorporated under the laws of the State of Delaware, United States of America, continuation of Bioceres Inc.

Closing of Proyecto Harvest: The date on which the acts and transactions of Proyecto Harvest will be completed.

Shareholders’ Agreement: Has the meaning ascribed to it in Clause 5.2(iv).

Business Day: Any day other than Saturday, Sunday in the Argentine Republic or in the United States of America and in which the banks of both jurisdictions are authorized to operate.

Closing Date: The date of effective transfer of the Shares Subject to Option II to the Buyer (and/or any of its Affiliates).

Notice of Exercise of the Call Option: The written communication to be sent by the Buyer and/or any of its Affiliates to the Sellers, to the domiciles herein registered for such purposes, relative to its will to exercise the Call Option I or II, as the case may be, prior to the expiration of the Term of Exercise of Call Option I or II, as the case may be.

Call Option I: The right to purchase the Shares Subject to Option I granted in the Call Option Offer by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

Call Option II: The right to purchase the Shares Subject to Option II granted in this Agreement by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

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Term of Exercise of Call Option I: From the acceptance of this Proposed Addendum until [March 31, 2019], if the Closing of Proyecto Harvest does not occur.

Term of Exercise of Call Option II: From the acceptance of this Proposed Addendum to the day of Closing of Proyecto Harvest.

Purchase Price II: Has the scope established in Clause 4.

Proyecto Harvest: A transaction or series of transactions that will consist primarily of the possible reverse acquisition of UAC by Bioceres LLC (a subsidiary of Bioceres S.A.) contributing certain assets to UAC (100% of its interest in New Bioceres Inc.) in return for a majority interest in UAC.

UAC: Union Acquisition Corporation, a company incorporated in the Cayman Islands, whose shares are listed on the New York Stock Exchange (NYSE “LTN”) and which, after the Closing of the Proyecto Harvest will be controlled by Bioceres LLC.

USD: U.S. Dollars.

I.B. Interpretation.

(a) The titles used in this Proposed Addendum are purely indicative and in no way affect the extent and scope of the respective provisions or the rights and obligations assumed by the Parties under them.

(b) If the context so requires, words in the singular include the plural and vice versa, and words in the masculine or neuter gender in Spanish include the masculine, feminine, and neuter.

(c) References to Sections, Articles and Appendixes included in this Proposed Addendum shall be construed (unless otherwise indicated) as references to Sections, Articles and Appendixes of this Proposed Addendum.

I.C. Referral.

Unless otherwise stated, words used herein in capital letters shall have the meaning assigned to them in the Call Option Offer.

SECOND: GRANTING OF CALL OPTIONS. CALL OPTION I and CALL OPTION II

2.1 Upon acceptance of this Proposed Addendum, the Sellers grant to the Buyer (and/or any of its Affiliates) the Call Option I on the Shares Subject to Option I and the Call Option II on the Shares Subject to Option II, under the terms set forth herein.

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2.2 The Call Options I and II may be exercised indistinctly by the Buyer and/or any of its Affiliates, and must only notify such circumstance to the Sellers in the event of submission of the Notice of Exercise of Call Option I or II, as appropriate.

2.3 The Call Options I or II shall only be exercised by the Buyer (and/or its Affiliates) one time and on all of the Shares Subject to Option I or II, as applicable.

2.4 Call Options I and II are mutually exclusive. The Buyer may only exercise Call Option I during the Term of Exercise of Call Option I if as of March 31, 2019 the Closing of the Proyecto Harvest has not occurred. In this case, the provisions set forth in Clause Two of the Call Option Offer shall apply to Call Option I, including in the Purchase Price of Option I an interest of 4.5% per annum as of the acceptance of this Proposed Addendum on the price pending collection, as set forth in Section 4.2 (i). Otherwise, if before March 31, 2019 the Closing of the Proyecto Harvest has occurred, Call Option I shall lapse in its entirety and, therefore, Buyer and/or its Affiliates shall only be entitled to exercise Call Option II under the terms and conditions hereof. For the sake of clarity, it is established that in all cases the closing of the transactions contemplated under Call Option II shall be conditioned upon the Closing of Proyecto Harvest.

2.5 Call Options I and II will become a put option in favor of the Sellers to sell to the Buyer and/or its Affiliates the Shares Subject to Option I and II, as applicable, upon the expiration of the Terms of Exercise of Options I and II, respectively (the “Put Options I and II”). All the financial terms established herein will be applied to Put Options I and II. For greater clarity, once the Put Option I or II has been exercised, as the case may be and as agreed in this Proposed Addendum, the Buyer shall be obliged to acquire the Shares Subject to the various Call Options I or II, as the case may be, owned by IPS, PMM and MMM in accordance with the terms agreed upon under this Proposal.

THIRD: CALL OPTION II

3.1 The Buyer (and/or any of its Affiliates) may exercise Call Option II on the Shares Subject to Option II by giving the Sellers Notice of Exercise of the Call Option.

3.2 Given by the Buyer (and/or any of its Affiliates) the Notice of Exercise of the Call Option within a period not greater than ten (10) Business Days from the date of receipt of the last of the notices: (i) the Parties shall complete the purchase and sale of the Shares Subject to Option II; (ii) the Sellers shall transfer the Shares Subject to Option II to the Buyer (and/or its Affiliates); and (iii) the Buyer (and/or its Affiliates) shall pay or cause to be paid to the Sellers the Purchase Price II and shall perform the other acts provided in Clause Fifth (the “Closing”).

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3.3 The terms of the purchase and sale of the Shares Subject to Option II shall follow the agreement herein and substantially reflect the terms and conditions of the Appendix I to the Call Option Offer.

FOURTH: PURCHASE PRICE OF THE SHARES SUBJECT TO OPTION II

4.1 The price of the Shares Subject to Option II (the “Purchase Price II”) will be USD 49,980,000 (forty-nine million nine hundred and eighty thousand U.S. Dollars), of which USD 22,020,000 (twenty-two million twenty thousand U.S. Dollars) correspond to IPS; (ii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM; and (iii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM.

4.2 Buyer (and/or any of its Affiliates) shall pay Purchase Price II on the Closing Date by payment to Sellers of: (i) the sum of USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars) to Sellers’ proprietary accounts as indicated by Sellers in writing to Buyer (and/or any of its Affiliates) payable in full and/or by way of advances, at Buyer’s discretion, prior to the Closing Date; and (ii) payment in UAC Shares equivalent to USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. dollars); all in accordance with the proportions corresponding to the Sellers indicated in Appendix 4.2 hereof. Likewise, the Parties agree that in the event that the Closing of Proyecto Harvest does not occur as of March 31, 2019, any type of advances that may have been received in such respect shall be discounted from the Purchase Price of Option I.

4.3. Without prejudice to the proportions of payment of Purchase Price II set forth in 4.2 (i) and (ii), the Buyer (and/or any of its Affiliates) shall have the power, at its discretion, to alter such proportions by cancelling Purchase Price II by delivery to the Sellers of greater or lesser quantity of cash and/or UAC Shares. Notwithstanding the foregoing, in all cases, the Buyer (and/or any of its Affiliates) shall make payments in cash or in kind, as the case may be, on a pro rata basis among the Sellers in accordance with their shareholdings and communicate such circumstance in the Notice of Exercise of the Call Option.

4.4 If Buyer (and/or any of its Affiliates) elects to pay Sellers the Purchase Price II by payment in kind of an amount greater than the equivalent of USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. Dollars, ) in UAC Shares, then the Sellers will have an irrevocable put option whereby the Sellers will have the right to sell and the Buyer (and/or any of its Affiliates) will be obligated to purchase from the Sellers the quantity of UAC Shares delivered in excess of the Purchase Price II set forth in Clause 4.2(ii), all on the terms of Appendix 4.4 hereof. Shares Subject to the Irrevocable Put Option under the terms of Appendix 4.4 shall be exempt from any transfer limitation and from the exercise of the Option as well as from the pledge agreed in Appendix 4.6.

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4.5 If, on the contrary, Buyer (and/or any of its Affiliates) chooses to pay Sellers the Purchase Price II in cash in an amount greater than USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars), then Sellers will grant Buyer (and/or its Affiliates) an irrevocable put option under which Buyer (and/or any of its Affiliates) will have the right to sell and Sellers will be obligated to purchase from Buyer (and/or any of its Affiliates) UAC Shares for the sum of U.S. Dollars paid in excess of Purchase Price II set forth in Clause 4.2 (i), as set forth in Appendix 4.5 hereof.

4.6 The particular provisions described in Appendix 4.6 hereof in relation to the payment of Purchase Price II under Purchase Option II shall apply to PMM and MMM.

FIFTH: CLOSING DATE OF CALL OPTION II

5.1 The Closing will take place at Av. Leandro N. Alem 882, piso 13, Ciudad de Buenos Aires, on the date indicated by the Buyer (and/or any of its Affiliates) in the Notice of Exercise of the Call Option.

5.2 On Closing Date:

(i)

The Sellers will perform all acts conducive to transferring the Subject Shares to Option II to the Buyer (and/or any of its Affiliates) substantially in accordance with the terms and conditions of Appendix I of the Call Option Offer;

(ii)

The Buyer (and/or any of its Affiliates) shall pay or cause to be paid in favor of the Sellers the Purchase Price II in UAC Shares, pursuant to their registration in the UAC Record Book, and/or in cash in the proportions indicated in the Notice of Exercise of Call Option;

(iii)

Subject to the proportions of payment of Purchase Price II in UAC Shares and/or cash, the Parties will subscribe irrevocable put options on terms substantially similar to those set forth in the Appendixes 4.4 and 4.5, as applicable;

(iv)

The Sellers shall enter into a Shareholder Agreement with the Buyer and/or its Affiliates in substantially the same terms as Appendix 5.2(iv) regulating their rights and obligations as shareholders of UAC and establishing limitations on the transfer of UAC Shares;

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(v)

MMM and PMM shall grant to the Buyer and/or its Affiliates, as applicable, a first priority pledge on 75% of the UAC Shares they receive as part of the payment of Purchase Price II. This guarantee and its form of release shall be governed by the terms set out in Appendix 5.2(v) and record shall be kept that the UAC Shares paid in excess as agreed in clause 4.4 hereof are not included and are not within the stipulated percentage.

(vi)	The Parties shall perform all acts desirable or conducive to completing the transactions which are the purpose of Purchase Option II and this Proposed Addendum.

SIXTH: MISCELLANEOUS PROVISIONS

6.1 Notices

All notifications between the Parties shall be in writing and in a faithful manner, addressed to the following addresses:

To IPS:
Almirante Brown 3185 Piso 4º Ofic. 6,
Ciudad de Mar del Plata
Provincia de Buenos Aires
Argentina

CC (which shall not constitute a notification) to:
Andrea Capriotti
Pinto 1200, Ciudad de Pergamino
Provincia de Buenos Aires

To María Marta Mac Mullen:
25 de mayo 2974 UF 19 Barrio El Carmen,
Ciudad de Pergamino,
Provincia de Buenos Aires

To Pedro Enrique Mac Mullen:
Henrich 399, Barrio Las Marías,
Ciudad de Pergamino,
Provincia de Buenos Aires

CC (which shall not constitute a notification) to:

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Andrea Capriotti
Carlos Gorordo
Av. de Mayo 380 – Planta Alta,
Ciudad de Pergamino,
Provincia de Buenos Aires

To the Buyer:
Ocampo 210 bis
Predio CCT, Rosario, Sta. Fe, ARG.
Tel.: +54 341 4861100
Attn.: Gloria Montaron Estrada

CC (which shall not constitute a notification) to:

Marval, O’Farrell & Mairal
Leandro N. Alem 882
Ciudad de Buenos Aires
Tel.: 54 11 4310 0100
Fax: 54 11 4310 0200
Attn.: Diego S. Krischcautzky

6.2 Confidentiality

All information exchanged by the Parties in connection with this Proposed Addendum is confidential and shall remain so except where it comes to the public’s knowledge by a third party not bound by an obligation of confidentiality or by the Party that provided the confidential information and/or where such information is required by administrative or judicial authority with proper authority to do so and/or in the event of a dispute between the Parties arising out of the interpretation, validity, performance and breach hereof.

6.3 Assignment

Neither Party shall be entitled to assign the rights and/or obligations arising hereunder without the prior express consent of the other, with the exception of the Buyer, which shall be entitled to assign its rights and obligations to an Affiliate.

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6.4 Ratification

Except as modified herein, the Parties ratify all remaining terms and conditions of the Call Option Offer.

6.5 Governing Law and Dispute Settlement

(a)	This Proposed Addendum shall be governed by and construed in accordance with the laws of the Argentine Republic.
(b)

In the event of any disagreement, controversy or conflict arising with respect to the validity, interpretation, performance or resolution hereof, the Parties expressly agree to conduct an initial mediation process during a period of 30 days, submitting themselves to the Mediation and the Rules of Procedure and Code of Ethics of Centro Empresarial de Mediación y Arbitraje (Asociación Civil), based in the city of Buenos Aires, Argentina. The Parties may extend said term. In the event that they have not reached an agreement, the dispute or the unresolved partial aspects thereof shall be submitted to arbitration in accordance with the rules of the aforementioned center. For the execution of the award and all other cases outside the arbitration jurisdiction, the Parties submit to the ordinary jurisdiction of the Courts of the City of Buenos Aires. The corresponding award shall be final and non-appealable for the Parties who expressly establish that this arbitration clause shall be considered as an autonomous agreement independent of the other stipulations contained in this proposal; that the total or partial nullity thereof shall not imply the nullity of the arbitration clause, and that the arbitrator(s) shall have the power to decide on their own competence and on the existence or validity of the arbitration clause.

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Appendix A
Copy of the Call Option Offer

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Appendix 4.2
Allocation of Purchase Price II

Individual	Holdings	Total USD	USD Cash	USD in shares
Pedro Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
María Marta Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
IPS	13.51%	22,020,000	5,265,000	16,755,000
Totals	29.99%	49,980,000	14,985,000	34,995,000

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Appendix 4.4
Irrevocable Put Option Model (IPS /MM)

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Appendix 4.5
Irrevocable Put Option Model (BIOX)

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Appendix 4.6
Particular Provisions Applicable to PMM and MMMM

PMM and MMM state that on 10% of the MMM Shares Subject to Option II and the PMM Shares Subject to Option II there is an interim measure ordered in the case entitled “Harnan Miguel, Marcos y Martina c/Mac Mullen Jorge y otros s/ Medidas cautelares”, Case N° 76.745 filed at the Civil and Commercial Court No. 2 of San Nicolás, Buenos Aires Province (the “Interim Measure”), under which an embargo was placed on 44% of RASA’s share capital. The Interim Measure also placed an embargo on 30% of the dividends accruing from the liened RASA shares. Likewise, the MMM Shares Subject to Option II and the PMM Shares Subject to Option II could be affected by a nullity lawsuit in which the ownership of 80% of RASA’s share capital is argued in the proceedings “Harnan, Miguel, Marcos y Martina c/ Mac Mullen Jorge Enrique y otros s/ Acción de nulidad”, Case No. 76806, filed before the Civil and Commercial Court No. 5 of San Nicolás, Buenos Aires Province (the “Nullity Lawsuit”).

Accordingly, in the event of an unfavorable outcome (the procedural principles set out in the following paragraph apply) of the Interim Measure and/or the Nullity Lawsuit, PMM and MMM undertake to return to the Buyer and/or its Affiliates 75% of the UAC Shares received in payment in the event of the exercise of Call Option II, excluding shares received in excess of such calculation and which are subject to the irrevocable put option set forth in clause 4.4. As security for the fulfilment of their obligation, they undertake to pledge on the Closing Date such UAC Shares in substantially the same manner as the terms set out in Appendix 5.2 (v) in favor of the Buyer and/or its Affiliates.

The pledge on the UAC Shares will expire once the judicial proceedings listed above obtain a favorable result that completely rejects the claim of the plaintiff (in accordance with the modes of termination of the proceedings regulated in the Code of Civil and Commercial Procedure of the Province of Buenos Aires, including the transaction validated by final judgment) and are completed and, as long as there is no pending resolution or compliance with any claim, action or procedure directly or indirectly related to such legal proceedings, or which in any way could affect the peaceful ownership of and/or the exercise of the rights derived from the MMM Shares Subject to Option II and the PMM Shares Subject to Option II. It shall be understood that the conditions for the cancellation of the pledge have been met when: (i) the aforementioned conditions are met, (ii) the one-year limitation period for the autonomous action for review of the res judicata has elapsed (article 2564 Civil and Commercial Code), from the date on which the final judgement or decision on the merits which terminates the last of the legal proceedings referred to above becomes final (in accordance with the modes of termination of the proceedings regulated in the Civil and Commercial Procedural Code of the Province of Buenos Aires), and (iii) the termination of such proceedings has been notified in a reliable manner to the Buyer and/or its Affiliates.

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PMM and MMM undertake to sustain and/or continue with the defense presented to date in the judicial proceedings mentioned above and not to perform any act that may affect the acquisition of MMM Shares Subject to Option II and PMM Shares Subject to Option II by the Buyer and/or its Affiliates.

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Appendix 5.2(iv)
Shareholders’ Agreement Model

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Appendix 5.2(v)
Pledge of Shares Contract Offer Model

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